Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of September 27, 2009

among

XEROX CORPORATION,

BOULDER ACQUISITION CORP.

and

AFFILIATED COMPUTER SERVICES, INC.

INDEX OF DEFINED TERMS

Page
Actions	17
Affiliate	80
Agreement	1
Antitrust Law	59
Bankruptcy and Equity Exception	13
Bloomberg	3
Book-Entry Shares	4
Business Day	81
Certificate of Amendment	4
Certificate of Merger	2
Certificates	6
Class A Book-Entry Shares	4
Class A Cash Consideration	4
Class A Certificate	4
Class A Exchange Ratio	3
Class A Merger Consideration	4
Class B Book-Entry Shares	4
Class B Cash Consideration	4
Class B Certificate	4
Class B Exchange Ratio	4
Class B Merger Consideration	4
Class B Stock Consideration	4
Class Stock Consideration	4
Closing	2
Closing Date	2
Code	1
Commitment Letter	41
Commonly Controlled Entity	20
Company	1
Company Adverse Recommendation Change	57
Company Benefit Plan	20
Company Bylaws	11
Company Certificate	11
Company Class A Common Stock	3
Company Class B Common Stock	3
Company Common Stock	3
Company Credit Facility	13
Company Disclosure Letter	10
Company Employees	46
Company Foreign Benefit Plans	20
Company Pension Plan	20

Company Personnel	81
Company Preferred Stock	11
Company Recommendation	14
Company SEC Documents	15
Company Stock Options	12
Company Stock Plans	12
Company Stockholder Approval	26
Company Stockholders’ Meeting	55
Company Termination Fee	76
Company Welfare Plan	20
Confidentiality Agreement	58
Contract	14
Convertible Preferred Stock Consideration	4
Debt Offers	70
Definitive Agreements	65
DGCL	1
Dissenting Shares	5
DOJ	59
Effective Time	2
ERISA	20
ESPP	12
Exchange Act	15
Exchange Agent	6
Exchange Fund	6
Financing	41
Financing Action	67
Financing Sources	81
Foreign Antitrust Laws	59
Foreign Corrupt Practices Act	19
Form S-4	55
FTC	59
GAAP	15
Governmental Entity	14
Hazardous Materials	81
HSR Act	14
Infringe	25
Insurance Indemnitee	62
Intellectual Property	26
Intervening Event	81
IRS	21
Joint Proxy Statement	55
Key Personnel	81
Knowledge	81
Law	14
Liens	11
Material Adverse Effect	81

Material Contract	18
Merger	1
Merger Sub	1
Merger Sub Bylaws	2
Merger Sub Certificate	2
Notes	70
NYSE	15
Option Exchange Ratio	82
Order	14
Outside Date	74
Parent	1
Parent Adverse Recommendation Change	57
Parent Benefit Plan	36
Parent Bylaws	28
Parent Certificate	28
Parent Class B Stock	28
Parent Common Share	3
Parent Commonly Controlled Entity	36
Parent Convertible Preferred Stock	4
Parent Disclosure Letter	27
Parent Foreign Benefit Plans	37
Parent Material Adverse Effect	82
Parent Material Contract	34
Parent Pension Plan	36
Parent Personnel	82
Parent Preferred Stock	28
Parent Proxy Materials	55
Parent Recommendation	57
Parent Retiree Welfare Plan	38
Parent SEC Documents	31
Parent Share Issuance	30
Parent Stockholder Approval	42
Parent Stockholders’ Meeting	55
Parent Superior Proposal	53
Parent Takeover Proposal	53
Parent Termination Fee	76
Parent Welfare Plan	36
PBGC	22
Permits	18
person	82
Preferred Exchange Ratio	4
Proxy Materials	51
Release	83
Representatives	83
Required Refinancing Indebtedness	42
SEC	15

Securities Act	15
Significant Subsidiary	11
Special Committee	1
Stockholder Party	1
Subsidiary	83
Superior Proposal	50
Surviving Corporation	2
Takeover Proposal	50
Tax	24
Tax Return	25
Taxing Authority	25
Termination Fees	76
Top-20 Customer Contract	18
U.S. Company Benefit Plan	20
U.S. Parent Benefit Plan	37
Vote Down Fee	76
Voting Agreement	1
WARN	46
willful and material breach	76

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 27, 2009, among XEROX CORPORATION, a New York corporation (“Parent”), BOULDER ACQUISITION CORP., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Strategic Transaction Committee of the Board of Directors of the Company (the “Special Committee”), has, by unanimous vote of all of the directors (other than Mr. Darwin Deason (the “Stockholder Party”), who abstained), (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and (iii) subject to Section 4.02, resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved and declared advisable, this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has unanimously determined that (i) it is in the best interests of Parent and its stockholders to consummate the Merger provided for herein and (ii) subject to Section 4.03, resolved to recommend approval of the Parent Share Issuance by the stockholders of Parent;

WHEREAS, simultaneously with the execution of this Agreement, the Stockholder Party is entering into an agreement in the form of Exhibit A hereto (the “Voting Agreement”) pursuant to which, subject to the terms thereof, the Stockholder Party has agreed, among other things, to vote his shares of the Company Common Stock in favor of the adoption of this Agreement; and

WHEREAS, for U.S. Federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Company shall be merged with and into Merger Sub at the Effective Time. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day (as defined in Section 8.03) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions). Notwithstanding the foregoing, the Closing may be consummated at such other time or date as Parent and the Company may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, New York 10017, unless another place is agreed to in writing by Parent and the Company.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05. Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Company Class A Common Stock”), or the Company’s Class B Common Stock, par value $0.01 per share (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”), or of any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company or that is directly or indirectly owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided for the avoidance of doubt, that no shares of Company Common Stock that are owned by a Subsidiary which is directly or indirectly wholly-owned by the Company shall be canceled pursuant to this Section 2.01(b).

(c) Stock Owned by Subsidiaries of the Company. Each share of Company Common Stock beneficially owned by a Subsidiary which is directly or indirectly wholly-owned by the Company shall be converted into and become the number of validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) obtained by dividing the dollar value of the Class A Merger Consideration as of the last Business Day before the date hereof (determined using the closing price per share of Parent Common Stock on the NYSE on such date, as such price is reported on the screen entitled “Comp/CLOSE/PRICE” for Parent on Bloomberg L.P. (“Bloomberg”) (or such other source as the parties shall agree in writing)) by the closing price per share of Parent Common Stock on the NYSE on such date, as such price is reported on the screen entitled “Comp/CLOSE/PRICE” for Parent on Bloomberg (or such other source as the parties shall agree in writing).

(d) Conversion of Company Common Stock.

(i) Subject to Section 2.02(e), each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (x) shares to be canceled in accordance with Section 2.01(b), (y) shares to be converted in accordance with Section 2.01(c) and (z) any Dissenting Shares) shall be converted into the right to receive (A) 4.935 (the “Class A Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Class A Stock Consideration”) and (B) $18.60 in cash, without interest (the “Class A Cash Consideration” and, together with the Class A Stock Consideration, the “Class A Merger Consideration”). At the Effective Time, all shares of Company Class A Common Stock converted into the right to receive the Class A Merger Consideration pursuant to this Section 2.01(d) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Class A Certificate”) or book-entry shares (“Class A Book-Entry Shares”) which immediately prior to the Effective Time represented any such shares of Company Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class A Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Class A Certificate in accordance with Section 2.02(b), in the case of certificated shares, and automatically, in the case of book-entry shares.

(ii) Subject to Section 2.02(e), each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (x) shares to be canceled in accordance with Section 2.01(b), (y) shares to be converted in accordance with Section 2.01(c) and (z) any Dissenting Shares) shall be converted into the right to receive (A) 4.935 (the “Class B Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Class B Stock Consideration”), (B) $18.60 in cash, without interest (the “Class B Cash Consideration”), and (C) a fraction of a share of a new series of convertible preferred stock to be issued by Parent at the Effective Time and to be designated as Series A Convertible Preferred Stock, par value $1.00 per share (the “Parent Convertible Preferred Stock”), equal to the Preferred Exchange Ratio (the “Convertible Preferred Stock Consideration” and, together with the Class B Stock Consideration and Class B Cash Consideration, the “Class B Merger Consideration”), having terms as set forth in the form of Certificate of Amendment (the “Certificate of Amendment”) attached as Exhibit B hereto. At the Effective Time, all shares of Company Class B Common Stock converted into the right to receive the Class B Merger Consideration pursuant to this Section 2.01(d) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Class B Certificate”) or book-entry shares (“Class B Book-Entry Shares” and, together with Class A Book-Entry Shares, the “Book-Entry Shares”) which immediately prior to the Effective Time represented any such shares of Company Class B Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class B Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Class B Certificate in accordance with Section 2.02(b), in the case of certificated shares, and automatically, in the case of book-entry shares. “Preferred Exchange Ratio” means a number equal to (1) 300,000 divided by (2) the number of shares of Class B Common Stock issued and outstanding as of the Effective Time.

(iii) In the event that between the date of this Agreement and the Effective Time, there is a change in the number of shares of Parent Common Stock or

Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock or Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Class A Exchange Ratio, Class B Exchange Ratio and the conversion related provisions of the Certificate of Amendment, as applicable, shall be appropriately adjusted to reflect such action.

(iv) The right of any holder of Company Common Stock to receive the Class A Merger Consideration or the Class B Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall, to the extent provided in Section 2.02(j), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(v) At the Effective Time, subject to and in accordance with Section 5.04, all Company Stock Options (as defined in Section 3.01(c)(iii)) issued and outstanding at the Effective Time under a Company Stock Plan (as defined in Section 3.01(c)(iii)) shall be assumed by Parent.

(e) Dissenting Shares.

(i) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Class A Merger Consideration or the Class B Merger Consideration, as applicable, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Class A Merger Consideration or the Class B Merger Consideration, as applicable (payable without any interest thereon), as compensation for such cancellation.

(ii) The Company shall give Parent (A) prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and (B) the opportunity to participate in negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

SECTION 2.02. Exchange of Certificates; Book Entry Shares.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Class A Certificates and Class B Certificates (together, the “Certificates”) and Book-Entry Shares, book-entry shares (or certificates if requested) representing shares of Parent Common Stock, book-entry shares (or certificates if requested) representing shares of Parent Convertible Preferred Stock and cash, in each case in an aggregate amount equal to the number of shares or amount of cash (as applicable) into which such shares of Company Common Stock have been converted pursuant to Section 2.01(d). In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All shares of Parent Common Stock, shares of Parent Convertible Preferred Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall deliver the Parent Common Stock, Parent Convertible Preferred Stock, cash, dividends and distributions contemplated to be issued and delivered pursuant to Sections 2.01 and 2.02(c) out of the Exchange Fund. Except to the extent set forth in Section 2.02(h), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Class A Merger Consideration or the Class B Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Class A Merger Consideration or the Class B Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(d), (ii) shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(d) (after taking into account all shares of Company Common Stock then held by such holder), (iii) shares of Parent Convertible Preferred Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(d) (after taking into account all shares of Company Common Stock then held by such holder), (iv) any dividends or distributions payable pursuant to Section 2.02(c) and (v) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of a Certificate which is not registered in the transfer records of the Company, payment of the Class A Merger Consideration or the Class B Merger Consideration, as applicable, any dividends or distributions payable pursuant to Section 2.02(c) and any cash in lieu of any fractional shares payable pursuant to Section 2.02(e) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Class A Merger Consideration or the Class B Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Class A Merger Consideration or the Class B Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(d), (ii) shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(d) (after taking into account all shares of Company Common Stock then held by such holder), (iii) shares of Parent Convertible Preferred Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(d) (after taking into account all shares of Company Common Stock then held by such holder), (iv) any dividends or distributions payable pursuant to Section 2.02(c) and (v) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Book-Entry Shares of such holder shall forthwith be canceled.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. No dividends or other distributions with respect to shares of Parent Common Stock or Parent Convertible Preferred Stock, as applicable, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock or Parent Convertible Preferred Stock, as applicable, that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock or Parent Convertible Preferred Stock, as applicable, issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Convertible Preferred Stock, as applicable, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Parent Convertible Preferred Stock, as applicable.

(ii) Book-Entry Shares. Holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock or Parent Convertible Preferred Stock, as applicable, under this Article II shall be paid (A) at the time of payment of such Parent Common Stock or Parent Convertible Preferred Stock by the Exchange Agent under Section 2.02(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Convertible Preferred Stock, as applicable, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.02(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.02(b) payable with respect to such whole shares of Parent Common Stock or Parent Convertible Preferred Stock, as applicable.

(d) No Further Ownership Rights in Company Common Stock. The Class A Merger Consideration or the Class B Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) paid upon the surrender of Certificates (or automatically, in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or such Book-Entry Shares, subject, however, to the

Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares or book-entry credit of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of Book-Entry Shares, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (rounded to the nearest cent) equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder and all Book-Entry Shares formerly held by such holder that are converted) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the New York Stock Exchange on the last trading day immediately prior to the Closing Date, as such price is reported on the screen entitled “Comp/CLOSE/PRICE” on Bloomberg (or such other source as the parties shall agree in writing).

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Class A Merger Consideration or the Class B Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

(g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, shares of Parent Convertible Preferred Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Class A Merger Consideration or Class B Merger Consideration, as applicable, (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such shares (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Class A Merger Consideration or the Class B Merger Consideration, as applicable, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

(j) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents or any other reports, schedules, forms, statements or other documents (including exhibits and other information incorporated therein), in each case, filed with or furnished by the Company to the SEC since January 1, 2007 and publicly available prior to the date of this Agreement (but excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), and except as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates (and such items or matters disclosed in other sections of the Company Disclosure Letter to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure)), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Second Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), and the Bylaws of the Company (the “Company Bylaws”), and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) (a “Significant Subsidiary”) of the Company, in each case as amended to the date hereof. The Company Certificate and the Company Bylaws so delivered are in full force and effect and the Company is not in violation of the Company Certificate or Company Bylaws.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists, as of the date hereof, each Significant Subsidiary of the Company (including its jurisdiction of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of the Company, are directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure; Indebtedness. The authorized capital stock of the Company consists of 500,000,000 shares of Class A Common Stock, 14,000,000 shares of Class B Common Stock and 3,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). At the close of business on September 23, 2009:

(i) 112,046,181 shares of Class A Common Stock were issued and outstanding (which number includes 21,001,929 shares of Class A Common Stock held by the Company in its treasury);

(ii) 6,599,372 shares of Class B Common Stock were issued and outstanding;

(iii) 23,619,367 shares of Class A Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or purchase rights under the Company’s 1995 Employee Stock Purchase Plan (as amended, the “ESPP”) or the exercise of Company Stock Options issued pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan, the 1997 Stock Incentive Plan and the 1997 Stock Incentive Plan for Employees in France, in each case as amended to date (such plans, collectively, together with the ESPP, the “Company Stock Plans”), of which 16,956,910 shares of Class A Common Stock were subject to outstanding options to purchase Class A Common Stock (“Company Stock Options”) or agreements to grant Company Stock Options and no more than 30,000 shares of Class A Common Stock were subject to outstanding purchase rights under the ESPP based on payroll information for the period ended September 30, 2009 (assuming the fair market value per share of Company Common Stock determined in accordance with the terms of the ESPP on the last day of the offering period in effect under the ESPP on the date hereof will be equal to the Merger Consideration and that payroll deductions continue at the current rate);

(iv) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares;

(v) no shares of Company Common Stock were held by any direct or indirect wholly-owned Subsidiary of the Company;

(vi) except as set forth above in this Section 3.01(c) and except for changes since September 23, 2009 resulting from the issuance of shares of Company Common Stock pursuant to the Company Stock Options and purchase rights under the ESPP set forth above in this Section 3.01(c) or as expressly permitted by Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary of the Company or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options and purchase rights under the ESPP) that are linked to the value of Company Common Stock and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or for purposes of satisfying Tax withholding obligations with respect to holders of Company Stock Options). All outstanding Company Stock Options are evidenced by stock option agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or purchase rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities; and

(vii) as of September 23, 2009 (unless otherwise noted), the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany indebtedness or other amounts or operating leases) is (A) $1,742,000,000 of term loans, $33,043,807 of revolving loans, $0 of swingline loans and $79,268,019 in letters of credit in each case outstanding under the Company’s Credit Agreement, dated as of March 20, 2006, with Citicorp USA Inc. and the lenders party thereto (the “Company Credit Facility”), (B) $250,000,000 of 4.70% Senior Notes due 2010, (C) $250,000,000 of 5.20% Senior Notes due 2015, (D) $50,169,511 of capital leases as of August 31, 2009, and (E) no more than $5,000,000 of other amounts of indebtedness as of August 31, 2009.

(d) Authority.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the receipt of the Company Stockholder Approval (as defined in Section 3.01(r)). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has, by unanimous vote of all of the directors (other than the Stockholder Party, who abstained), (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement, (iii) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement, (iv) subject to Section 4.02, resolved to recommend that the stockholders of the Company adopt this Agreement (including the recommendation of the Special Committee, the “Company Recommendation”) at the Company Stockholders’ Meeting and (v) approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL such that no stockholder approval (other than the Company Stockholder Approval) shall be required to consummate the Merger or the other transactions contemplated by this Agreement and the Voting Agreement or to permit the Company and the Stockholder Party to perform their respective obligations hereunder and thereunder, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(e) Noncontravention. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, (i) subject to receipt of the Company Stockholder Approval, the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) subject to receipt of the Company Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (A) statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, or any of its Subsidiaries or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder, and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of the New York Stock Exchange, Inc. (the “NYSE”) and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(f) Company SEC Documents.

(i) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Company under the Exchange Act since January 1, 2007 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as reflected or reserved against in the most recent audited balance sheet of the Company included in Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any material liabilities or material obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) other than (A) liabilities or obligations incurred since June 30, 2009 in the ordinary course of business which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (B) liabilities or obligations incurred after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred pursuant to this Agreement and (D) liabilities or obligations not required to be set forth on the consolidated balance sheet of the Company under GAAP. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other Company SEC Documents. None of the Subsidiaries of the Company are, or have at any time since January 1, 2007 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within the Company, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The chief executive officer and the chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in the Company’s most recent Form 10-K or Form 10-Q, as applicable, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by such report or amendment based on such evaluation. The chief executive officer and the chief financial officer of the Company have disclosed, based on their most recent evaluation of the Company’s internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iii) Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer or auditor of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any credible complaint, allegation, assertion or claim, whether written or oral, regarding a deficiency with the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls reasonably likely to lead to material non-compliance by the

Company with GAAP or the Exchange Act, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which such complaint, allegation, assertion or claim was not publicly disclosed in the Company SEC Documents or satisfactorily addressed or otherwise cured and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof.

(g) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub. The Joint Proxy Statement will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the Exchange Act.

(h) Absence of Certain Changes or Events. Since June 30, 2009, there has not been any Material Adverse Effect. Since June 30, 2009 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and (ii) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.01(a)(i), (a)(ii), (a)(iv), (a)(v), (a)(viii), (a)(xii) or (a)(xvi).

(i) Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether formal or informal, civil, criminal, administrative or otherwise) (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(j) Material Contracts.

(i) For purposes of this Agreement, a “Material Contract” shall mean any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act, and “Top-20 Customer Contract” shall mean any Contract between the Company or a Subsidiary of the Company, on the one hand, and any of the Company’s top-20 customers (by revenue for the most recently completed fiscal year of the Company), on the other hand. Except as set forth as an exhibit to the Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract.

(ii) Each Material Contract and each Top-20 Customer Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception, except to the extent that (A) it has previously expired in accordance with its terms or (B) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Material Contract or Top-20 Customer Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract or Top-20 Customer Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. No party to any Material Contract or Top-20 Customer Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew any Material Contract or Top 20-Customer Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Material Contract or Top-20 Customer Contract, has repudiated in writing any material provision thereof.

(k) Compliance with Laws; Permits.

(i) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(A) each of the Company and its Subsidiaries is and has been since January 1, 2007 in compliance with all Laws (including those related to human health and safety or to the environment) and Orders applicable to it, its properties, rights or assets or its business or operations;

(B) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, exemptions, notices and permits of or with all Governmental Entities (collectively, “Permits”), including Permits related to human health and safety or to the environment, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year, and neither the Company nor any of its Subsidiaries has reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;

(C) there has occurred no default under, or violation of, any such Permit;

(D) the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit; and

(E)(I) since January 1, 2007, neither the Company nor any of its Subsidiaries has, in a manner that could give rise to liability under applicable Laws, Released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, (II) to the Knowledge of the Company, Hazardous Materials are not otherwise present at or affecting any such properties or facilities, or at any other location, that could reasonably be expected to result in liability to or otherwise adversely affect the Company or any of its Subsidiaries, and (III) to the Knowledge of the Company, there is no basis for any claim against it or any of its Subsidiaries or any liability or obligation of it or any of its Subsidiaries under any Laws related to human health and safety or to the environment.

(ii) To the Company’s Knowledge, (a) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; and (b) between January 1, 2005 and the date of this Agreement, the Company has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

This paragraph (k) does not relate to Tax matters, labor or employment matters, ERISA matters, or Intellectual Property matters, those topics being the subject of paragraphs (l), (m), (n), (o) and (q), as applicable.

(l) Labor Relations and Other Employment Matters.

(i)(A) Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other material contract or agreement with any labor organization, nor is any such contract or agreement, as of the date hereof, being negotiated or contemplated and, (B) there is no existing union or, to the Knowledge of the Company, attempt by organized labor to cause the Company or any of its Subsidiaries to recognize any union or collective bargaining representative, and, to the Knowledge of the Company, no organizational effort is, as of the date hereof, being made or threatened on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries, (C) there are currently, and since January 1, 2007 have been, no work stoppages, strikes, slowdowns, warning strikes or other disruptions by employees of the

Company or any of its Subsidiaries except for such events that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, and (D) neither the Company nor any of its Subsidiaries is, or since January 1, 2007 has been, in material violation of any applicable U.S. or foreign labor Laws except for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(ii) To the Knowledge of the Company, the Company and its Subsidiaries have, whenever required by Law, duly informed and consulted each works’ council, or similar representative body, or otherwise satisfied any applicable procedural and substantive requirements vis-à-vis any applicable works’ council or similar representative body, in connection with the entering into of this Agreement.

(iii) The Company and its Subsidiaries have complied in all material respects with material collective bargaining agreements, material works agreements and all Laws pertaining to the engagement or termination of services of employees, officers, directors or consultants, except for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(m) ERISA Compliance.

(i) Section 3.01(m)(i) of the Company Disclosure Letter contains a complete and accurate list of each material Company Benefit Plan. For the purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan, collective bargaining, bonus, pension, retirement, profit sharing, deferred compensation, incentive compensation, equity-based compensation, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other employee benefit plans, programs, policies or arrangements sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or arrangement mandated by and maintained solely pursuant to applicable law), in each case providing benefits to any Company Personnel or under which the Company or any of its Subsidiaries or Commonly Controlled Entities otherwise have any material obligations or liabilities. Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan”.

(ii) The Company has made available to Parent current, complete and accurate copies of (A) each material Company Benefit Plan (other than Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States (“Company Foreign Benefit Plans”)) (each a “U.S. Company Benefit Plan”), and with respect to Company Foreign Benefit Plans, Section 3.01(m)(i) of

Company Disclosure Letter identifies those material Company Benefit Plans which are Company Foreign Benefit Plans, with respect to which current, complete and accurate copies of which will be made available to Parent as soon as practicable following the date of this Agreement) (or, in either case, with respect to any unwritten Company Benefit Plans or Company Foreign Benefit Plans accurate descriptions thereof) (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance), (B) for the most recent year (1) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each material U.S. Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements, and (3) actuarial valuation reports, (C) the most recent summary plan description and summary of material modifications for each material U.S. Company Benefit Plan for which such summary plan description is required, (D) each trust agreement and insurance or group annuity agreement relating to any material U.S. Company Benefit Plan and (E) the most recent IRS determination, in each of clauses (A)-(E), to the extent applicable.

(iii) Each Company Benefit Plan has been administered in accordance with its terms except as, individually or in the aggregate, has not had, or would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (with respect to each Company Benefit Plan) and each Company Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws, except, in each case, for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company and its Subsidiaries (with respect to each Company Foreign Benefit Plan), and each Company Foreign Benefit Plan, are in compliance in all respects with the applicable Laws of foreign jurisdictions and the terms of all collective bargaining agreements, except, in each case, for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iv) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, all Company Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. The Company has provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(v) For each Company Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(vi) With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company, its Subsidiaries or any Commonly Controlled Entity has any liability or contributes (or has at any time contributed or had an obligation to contribute), no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(vii) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) neither the Company, its Subsidiaries nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA, (C) the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and no condition exists that presents a risk that such proceedings will be instituted, and (D) no event has occurred and no condition exists that would be reasonably expected to subject the Company, any Subsidiary of the Company or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations. With respect to each Company Benefit Plan that provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service, such Company Benefit Plan may be amended to reduce benefits or limit the liability of the Company or any of its Subsidiaries or terminated, in each case, without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time.

(viii) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there are no Actions by any Governmental Entity with respect to termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC), (B) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action, and (C) no written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(ix) With respect to each Company Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA), (C) there is no present intention that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Company Benefit Plan at any time within the twelve months immediately following the date hereof, and (D) the provision of retiree welfare benefits under any Company Benefit Plan may be terminated at any time by the Company or its Subsidiaries without liability to the Company or its Subsidiaries.

(x) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (C) result in any breach or violation of, or a default under, any Company Benefit Plan or (D) result in payments under any Company Benefit Plan that would not be deductible under Section 280G of the Code.

(xi) Each Company Stock Option has been granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the guidance and regulations issued thereunder) of Company Class A Common Stock underlying such Company Stock Option on the grant date thereof.

(xii) Each Company Benefit Plan that is a nonqualified deferred compensation plan has been operated since January 1, 2005 in compliance with Code Section 409A and the guidance and regulations issued thereunder. No Company Benefit Plan that is a nonqualified deferred compensation plan that is intended to be grandfathered has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(n) No Parachute Gross Up. No Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

(o) Taxes.

(i) The Company and each of its Subsidiaries have (A) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) timely paid (or had timely paid on their behalf) all material Taxes, whether or not reflected on a Tax Return, required to have been paid by them or have established on the Company’s consolidated financial statements adequate reserves, in accordance with GAAP, for such Taxes.

(ii) There are no material liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(iii) No federal, state, local or foreign audits or other administrative proceedings or court proceedings that, in each case, would reasonably be expected to result in material liability for Taxes are, as of the date hereof, pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. The relevant statute of limitations is closed for all years through June 30, 1999 with respect to the consolidated U.S. Federal income Tax Returns for the consolidated group of which the Company is the common parent.

(iv) None of the Company or any of its Subsidiaries (A) has been included in any consolidated U.S. Federal income Tax Return (other than any such Tax Returns (1) in which they are currently included, (2) with respect to which the statute of limitations (as extended) has expired or (3) with respect to taxable years ending before January 1, 2001), (B) has received any written notice of deficiency or assessment from any Taxing Authority for any material amount of Tax that has not been fully settled or satisfied, or (C) has received any written notice from the IRS or any person to the effect that the Company or any of its Subsidiaries is potentially liable for a material amount of Taxes of another person pursuant to Section 1.1502-6 of the Treasury Regulations by virtue of having been a member of a consolidated group for U.S. Federal income tax purposes (other than as a result of having been a member of the consolidated group in which it is currently a member).

(v) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to a material amount of taxation by that jurisdiction.

(vi) None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(vii) The Company and each of its Subsidiaries have disclosed on their U.S. Federal income Tax Returns all positions taken therein that could give rise to substantial understatement of U.S. Federal income Tax within the meaning of Section 6662 of the Code and have properly prepared all applicable documentation described in Section 6662(e)(3) of the Code and the regulations thereunder.

(viii) As used in this Agreement, (A) “Tax” means all domestic or foreign federal, state or local taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value-added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other kind of tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fines, levies or other assessments; (B) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority; and (C) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with a Taxing Authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(ix) Except for representations contained in this Section 3.01(o) and in Sections 3.01(b), (c), (e), (f), (g), (m) and (n), no representations in this Section 3.01 shall be construed as making any representation with respect to Taxes of the Company or any of its Subsidiaries.

(p) Title to Properties. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property that is material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) the Company and each of its Subsidiaries has complied with the terms of all leases of real property that is material to the Company and its Subsidiaries, taken as a whole, and all such leases are in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto; and (C) neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(q) Intellectual Property.

(i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (A) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (B) no Actions or orders are pending or, to the Knowledge of the Company, have been threatened (including cease and desist letters or requests for a license) in the last year against the Company or its Subsidiaries with regard to any Intellectual Property; (C) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and, to the Knowledge of the Company, no person is Infringing the Company’s or any of its Subsidiaries’ Intellectual Property; (D) all registrations and applications for registered Intellectual Property owned or controlled by the Company or any of its Subsidiaries that is or are material to the Company and its Subsidiaries, taken as a whole, are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of the Company, are valid and enforceable; (E) the Company and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and have required all persons who were hired by the Company or its Subsidiaries after January 1, 2005 and who create or contribute to material proprietary Intellectual Property to assign all of their rights therein to the Company or its Subsidiaries; and (F) the Company and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no violations of same since January 1, 2007.

(ii) “Intellectual Property” shall mean all intellectual property rights, including without limitation patents, inventions, technology, discoveries, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information.

(r) Affiliated Transactions. Since January 1, 2008 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents.

(s) Voting Requirements. The affirmative vote of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

(t) State Takeover Laws; Company Certificate Provisions. The Board of Directors of the Company has adopted resolutions sufficient to render inapplicable the limitations on “business combinations” contained in Section 203 of the DGCL to Parent and Merger Sub, this Agreement, the Voting Agreement and the Merger. No other state anti-takeover statute or regulation, nor any takeover-related provision in the Company Certificate or Company Bylaws, is applicable to Parent or Merger Sub, this Agreement, the Voting Agreement or the Merger that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Voting Agreement, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Voting Agreement or the Certificate of Merger.

(u) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Citigroup Global Markets Inc. and Evercore Group L.L.C.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(v) Opinion of Financial Advisors. The Special Committee has received the opinion of Evercore Group L.L.C., dated as of the date of this Agreement, to the effect that, as of such date, the Class A Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Class A Common Stock (other than those holders who also hold shares of Company Class B Common Stock) entitled to receive such Class A Merger Consideration. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc., dated as of the date of this Agreement, to the effect that, as of such date, the Class A Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Class A Common Stock (other than those holders who are also holders of Company Class B Common Stock and their Affiliates).

SECTION 3.02. Representations and Warranties of Parent and Merger Sub. Except as disclosed in the Parent SEC Documents or any other reports, schedules, forms, statements or other documents (including exhibits and other information incorporated therein), in each case, filed with or furnished by Parent to the SEC since January 1, 2007 and publicly available prior to the date of this Agreement (but excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), and except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates (and such items or matters disclosed in other sections of the Parent Disclosure Letter to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure)), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent, Merger Sub and each of Parent’s Subsidiaries has been duly organized and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and each of Parent’s Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, complete and accurate copies of the Restated Certificate of Incorporation of Parent (the “Parent Certificate”) and the By-Laws of Parent (the “Parent Bylaws”), the Merger Sub Certificate and the Merger Sub Bylaws. The Parent Certificate, the Parent Bylaws, the Merger Sub Certificate and the Merger Sub Bylaws so delivered are in full force and effect and Parent is not in violation of the Parent Certificate or Parent Bylaws and Merger Sub is not in violation of the Merger Sub Certificate or the Merger Sub Bylaws.

(b) Subsidiaries. Section 3.02(b) of the Parent Disclosure Letter lists, as of the date hereof, each Significant Subsidiary of Parent (including its jurisdiction of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of Parent, are directly or indirectly owned by Parent. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary owned by Parent have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(c) Capital Structure.

(i) The authorized capital stock of Parent consists of 1,750,000,000 shares of Parent Common Stock, 600,000 shares of Class B Stock, par value $1.00 per share (the “Parent Class B Stock”) and 22,043,067 shares of cumulative preferred stock, par value $1.00 per share (“Parent Preferred Stock”). At the close of business on September 23, 2009:

(A) 869,234,362 shares of Parent Common Stock were issued and outstanding (which number includes zero shares of Parent Common Stock held by Parent in its treasury);

(B) no shares of Parent Class B Stock or Parent Preferred Stock were issued and outstanding;

(C) 83,192,003 shares of Parent Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards pursuant to the Xerox Corporation 1996 Non-Employee Director Stock Option Plan, Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors, Xerox Corporation 2004 Performance Incentive Plan, Xerox Corporation 1991 Long-Term Incentive Plan, Xerox Corporation 1998 Employee Stock Option Plan, Xerox Mexicana, S.A. de C.V. Executive Rights Plan, Xerox Canada Inc. Executive Rights Plan, in each case as amended to date (such plans, collectively, the “Parent Stock Plans”), of which 44,495,447 shares of Parent Common Stock were subject to outstanding options to purchase Parent Common Stock (“Parent Stock Options”) or agreements to grant Company Stock Options and 30,102,245 shares were subject to grants of restricted stock units in respect of Parent Common Stock (“Parent RSUs”) or agreements to grant Parent RSUs; and

(D) except as set forth above in this Section 3.02(c) and except for changes since September 23, 2009 resulting from the issuance of Parent Common Stock pursuant to Parent Stock Options or Parent RSUs or as expressly permitted by Section 4.01(b), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of Parent, (B) any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity securities of Parent or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any of its Subsidiaries or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Parent Common Stock on a deferred basis or other rights that are linked to the value of Parent Common Stock and (y) there are not any outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Parent Stock Options and Parent RSUs or the acquisition by the Parent of shares of Parent Common Stock in settlement of the exercise price of a Parent Stock Option or for purposes of satisfying Tax withholding obligations with respect to holders of Parent Stock Options). All outstanding Parent Stock Options are evidenced by stock option agreements or other award agreements. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding. Neither Parent nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(ii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, of which one share is issued and outstanding, which share is owned beneficially and of record by Parent.

(iii) All outstanding shares of capital stock of Parent and Merger Sub are, and all shares which will be issued in connection with the Merger or may be issued under Parent’s stock incentive plans and other employment arrangements will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(d) Authority.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the Voting Agreement and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Voting Agreement by Parent and the execution and delivery of this Agreement by Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Voting Agreement, as applicable, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Voting Agreement or to consummate the transactions contemplated by this Agreement (other than the receipt of the Parent Stockholder Approval and the adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub (which Parent shall cause to occur as soon as reasonably practicable following the execution of this Agreement)) and the Voting Agreement. Each of this Agreement and the Voting Agreement has been duly executed and delivered by Parent and this Agreement has duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Board of Directors of Parent has unanimously, by resolutions duly adopted at a meeting duly called and held (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions set forth in this Agreement, (iii) directed that the proposal to issue shares of Parent Common Stock required to be issued in the Merger be submitted to the holders of Parent Common Stock for their approval in accordance with the terms of this Agreement and (iv) subject to Section 4.03, resolved to recommend that the stockholders of Parent approve the proposal to issue shares of Parent Common Stock required to be issued in the Merger pursuant to this Agreement (the “Parent Share Issuance”) at the Parent Stockholders’ Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(iii) The Board of Directors of Merger Sub has by written consent of the sole director (i) determined that it is in the best interests of Merger Sub and its sole stockholder, Parent, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and (iii) directed that Merger Sub submit the adoption of this Agreement to its sole shareholder, Parent, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(e) Noncontravention. The execution and delivery of this Agreement and the Voting Agreement by Parent and this Agreement by Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement and the Voting Agreement, as applicable, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent, Merger Sub or any of Parent’s Subsidiaries under (i) subject to receipt of the Parent Stockholder Approval, the Parent

Certificate or the Parent Bylaws, the Merger Sub Certificate or the Merger Sub Bylaws or the comparable organizational documents of any of Parent’s Significant Subsidiaries, (ii) any Contract to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) subject to receipt of the Parent Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any Law or Order applicable to Parent, Merger Sub or any of Parent’s Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Merger Sub or any of Parent’s Subsidiaries in connection with the execution and delivery of this Agreement and the Voting Agreement by Parent and Merger Sub, as applicable, or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement, as applicable, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder and (B) filings with respect to, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing with the SEC of (Y) the Form S-4 and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) any filings with and approvals of the NYSE, (4) any filings required pursuant to applicable foreign securities laws and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, (5) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the delivery of the Certificate of Amendment to the Department of State of the State of New York and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Parent SEC Documents.

(i) Parent has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by Parent under the Exchange Act since January 1, 2007 (such documents, together with any documents filed or furnished during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”). Each of the Parent SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Document, and none of the Parent SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of Parent included in the Parent SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as reflected or reserved against in the most recent audited balance sheet of Parent included in Parent SEC Documents filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has any material liabilities or material obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise), other than (A) liabilities or obligations incurred since June 30, 2009 in the ordinary course of business which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (B) liabilities or obligations incurred after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred pursuant to this Agreement and (D) liabilities or obligations not required to be set forth on the consolidated balance sheet of Parent under GAAP. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s consolidated financial statements or other Parent SEC Documents. None of the Subsidiaries of Parent are, or have at any time since January 1, 2007 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within Parent, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The chief executive officer and the chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in Parent’s most recent Form 10-K or Form 10-Q, as applicable, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by such report or amendment based on such evaluation. The chief executive officer and the chief financial officer of Parent have disclosed, based on their most recent evaluation of Parent’s internal control over financial reporting, to Parent’s auditors and the audit committee of Parent’s Board of Directors (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(iii) Since January 1, 2007, (i) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director, officer or auditor of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any credible complaint, allegation, assertion or claim, whether written or oral, regarding a deficiency with the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls reasonably likely to lead to material non-compliance by Parent with GAAP or the Exchange Act, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which such complaint, allegation, assertion or claim was not publicly disclosed in the Parent SEC Documents or satisfactorily addressed or otherwise cured and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof.

(g) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Form S-4 and the Joint Proxy Statement will, with respect to information regarding Parent, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively.

(h) Absence of Certain Changes or Events. Since June 30, 2009, there has not been any Parent Material Adverse Effect. Since June 30, 2009 through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course and (ii) there has not been any action taken or committed to be taken by Parent or any Subsidiary of Parent which, if taken following entry by Parent into this Agreement, would have required the consent of the Company pursuant to Section 4.01(b)(i), (b)(ii), (b)(iv), (b)(viii) or (b)(x).

(i) Litigation. There are no Actions pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of Parent’s Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Parent or Merger Sub, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent, Merger Sub, any of Parent’s Subsidiaries or any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(j) Material Contracts.

(i) For purposes of this Agreement, a “Parent Material Contract” shall mean any Contract required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act. Except as set forth as an exhibit to the Parent SEC Documents, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Parent Material Contract.

(ii) Each Parent Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception, except to the extent that (A) it has previously expired in accordance with its terms or (B) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(iii) Neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge, any counterparty to any Parent Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. No party to any Parent Material Contract has given Parent or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Parent Material Contract and neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party to any Parent Material Contract, has repudiated in writing any material provision thereof.

(k) Compliance with Laws; Permits.

(i) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(A) each of Parent and its Subsidiaries is and has been since January 1, 2007 in compliance with all Laws (including those related to human health and safety or to the environment) and Orders applicable to it, its properties, rights or assets or its business or operations;

(B) Parent and each of its Subsidiaries has in effect all Permits, including Permits related to human health and safety or to the environment, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year, and neither Parent nor any of its Subsidiaries has reason to believe that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;

(C) there has occurred no default under, or violation of, any such Permit;

(D) the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit; and

(E)(I) since January 1, 2007, neither Parent nor any of its Subsidiaries has, in a manner that could give rise to liability under applicable Laws, Released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, (II) to the Knowledge of Parent, Hazardous Materials are not otherwise present at or affecting any such properties or facilities, or at any other location, that could reasonably be expected to result in liability to or otherwise adversely affect Parent or any of its Subsidiaries, and (III) to the Knowledge of Parent, there is no basis for any claim against it or any of its Subsidiaries or any liability or obligation of it or any of its Subsidiaries under any Laws related to human health and safety or to the environment.

(ii) To Parent’s Knowledge, (a) it is in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments; and (b) between January 1, 2005 and the date of this Agreement, Parent has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by Parent of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

This paragraph (k) does not relate to Tax matters, labor or employment matters, ERISA matters, or Intellectual Property matters, those topics being the subject of paragraphs (l), (m), (n) and (p), as applicable.

(l) Labor Relations and Other Employment Matters.

(i)(A) Neither Parent nor any of its subsidiaries is a party to any material collective bargaining agreement or other material contract or agreement with any labor organization, nor is any such contract or agreement, as of the date hereof, being negotiated or contemplated and (B) there is no existing union or, to the Knowledge of Parent, attempt by organized labor to cause Parent or any of its Subsidiaries to recognize any union or collective bargaining representative, and, to the Knowledge of Parent, no organizational effort is, as of the date hereof, being made or threatened on behalf of any labor union with respect to employees of Parent or any of its Subsidiaries, (B) there are currently, and since January 1, 2007 have been, no work stoppages, strikes, slowdowns, warning strikes or other disruptions by employees of Parent or any of its Subsidiaries except for such events that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and (C) neither Parent nor any of its Subsidiaries is, or since January 1, 2007 has been, in material violation of any applicable U.S. or foreign labor Laws except for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(ii) To the Knowledge of Parent, Parent and its Subsidiaries have, whenever required by Law, duly informed and consulted each works’ council, or similar representative body, or otherwise satisfied any applicable procedural and substantive requirements vis-à-vis any applicable works’ council or similar representative body, in connection with the entering into of this Agreement.

(iii) Parent and its Subsidiaries have complied in all material respects with material collective bargaining agreements, material works agreements and all Laws pertaining to the engagement or termination of services of employees, officers, directors or consultants, except for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(m) ERISA Compliance.

(i) Section 3.02(m)(i) of the Parent Disclosure Letter contains a complete and accurate list of each material Parent Benefit Plan. For the purposes of this Agreement, a “Parent Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan, collective bargaining, bonus, pension, retirement, profit sharing, deferred compensation, incentive compensation, equity-based compensation, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other employee benefit plans, programs, policies or arrangements sponsored, maintained, contributed to or required to be maintained or contributed to by Parent or any of its Subsidiaries or any other person or entity that, together with the Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Parent Commonly Controlled Entity”) (exclusive of any such plan, program, policy or arrangement mandated by and maintained solely pursuant to applicable law), in each case providing benefits to any Parent Personnel or under which Parent or any of its Subsidiaries or Parent Commonly Controlled Entities otherwise have any material obligations or liabilities. Each Parent Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Parent Pension Plan” and each Parent Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Parent Welfare Plan”.

(ii) Parent has made available to the Company current, complete and accurate copies of (A) each material Parent Benefit Plan (other than Parent Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United

States (“Parent Foreign Benefit Plans”), (each a “U.S. Parent Benefit Plan”), and with respect to Parent Foreign Benefit Plans, Section 3.02(m)(i) of Parent Disclosure Letter identifies those material Parent Benefit Plans which are Parent Foreign Benefit Plans, with respect to which current, complete and accurate copies of which will be made available to Company as soon as practicable following the date of this Agreement) (or, in either case, with respect to any unwritten Parent Benefit Plans or Parent Foreign Benefit Plans a summary thereof (or, in either case, with respect to any unwritten Parent Benefit Plans or Parent Foreign Benefit Plans, accurate descriptions thereof) (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance), (B) for the most recent year (1) annual reports on Form 5500 required to be filed with the IRS or any other Governmental Entity with respect to each material U.S. Parent Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements, and (3) actuarial valuation reports, (C) the most recent summary plan description and summary of material modifications for each material U.S. Parent Benefit Plan for which such summary plan description is required, (D) each trust agreement and insurance or group annuity agreement relating to any material U.S. Parent Benefit Plan and (E) the most recent IRS determination letter, in each of clauses (A)-(E), to the extent applicable.

(iii) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries (with respect to each Parent Benefit Plan) and each Parent Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code and all other applicable Laws, except, in each case, for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent and its Subsidiaries (with respect to each Parent Foreign Benefit Plan), and each Parent Foreign Benefit Plan, are in compliance in all respects with the applicable Laws of foreign jurisdictions and the terms of all collective bargaining agreements, except, in each case, for noncompliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(iv) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, all Parent Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Parent Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Parent, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Parent Pension Plan that would reasonably be expected to adversely affect the qualification of such Parent Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. Parent has provided to the Company a complete and accurate list of all amendments to any Parent Pension Plan as to which a favorable determination letter has not yet been received.

(v) For each Parent Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(vi) With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which Parent, its Subsidiaries or any Parent Commonly Controlled Entity has any liability or contributes (or has at any time contributed or had an obligation to contribute), no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(vii) With respect to each Parent Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (A) neither Parent, its Subsidiaries nor any Parent Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) no condition exists that presents a material risk to Parent or any Parent Commonly Controlled Entity of incurring a material liability under Title IV of ERISA, (C) the PBGC has not instituted proceedings under Section 4042 of ERISA to terminate any Parent Benefit Plan and no condition exists that presents a risk that such proceedings will be instituted, and (D) no event has occurred and no condition exists that would be reasonably expected to subject the Parent, any of its Subsidiaries or any Parent Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations. With respect to each Parent Benefit Plan that provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of Parent or any of its Subsidiaries after retirement or other termination of service (each, a “Parent Retiree Welfare Plan”), such Parent Benefit Plan may be amended to reduce benefits or limit the liability of Parent or any of its Subsidiaries or terminated, in each case, without material liability to Parent or any of its Subsidiaries on or at any time after the Effective Time.

(viii) With respect to each Parent Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (A) there are no Actions by any Governmental Entity with respect to termination proceedings or other claims (except claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings against or involving any Parent Benefit Plan or asserting any rights or claims to benefits under any Parent Benefit Plan that are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC), (B) to the Knowledge of Parent, there are not any facts that could give rise to any liability in the event of any such Action, and (C) no written or oral communication has been received from the PBGC in respect of any Parent Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(ix) With respect to each Parent Benefit Plan, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA), (C) there is no present intention that any Parent Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Parent Benefit Plan at any time within the twelve months immediately following the date hereof, and (D) the provision of retiree welfare benefits under any Parent Benefit Plan may be terminated at any time by Parent or its Subsidiaries without liability to Parent or its Subsidiaries.

(x) None of the execution and delivery of this Agreement, the obtaining of the Parent Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Parent Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan, (C) result in any breach or violation of, or a default under, any Parent Benefit Plan or (D) result in payments under any Parent Benefit Plan that would not be deductible under Section 280G of the Code.

(xi) Each Parent Stock Option has been granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the guidance and regulations issued thereunder) of Parent Common Stock underlying such Parent Stock Option on the grant date thereof.

(xii) Each Parent Benefit Plan that is a nonqualified deferred compensation plan has been operated since January 1, 2005 in compliance with Code Section 409A and the guidance and regulations issued thereunder. No Parent Benefit Plan that is a nonqualified deferred compensation plan that is intended to be grandfathered has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(n) Taxes.

(i) Parent and each of its Subsidiaries have (A) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all material Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all material respects and (B) timely paid (or had timely paid on their behalf) all material Taxes, whether or not reflected on a Tax Return, required to have been paid by them or have established on Parent’s consolidated financial statements adequate reserves, in accordance with GAAP, for such Taxes.

(ii) There are no material liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(iii) No federal, state, local or foreign audits or other administrative proceedings or court proceedings that, in each case, would reasonably be expected to result in material liability for Taxes are, as of the date hereof, pending with regard to any Taxes or Tax Returns of Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. The relevant statute of limitations is closed for all years through December 31, 2005 with respect to the consolidated U.S. Federal income Tax Returns for the consolidated group of which Parent is the common parent.

(iv) None of Parent or any of its Subsidiaries (A) has been included in any consolidated U.S. Federal income Tax Return (other than any such Tax Returns (1) in which they are currently included, (2) with respect to which the statute of limitations (as extended) has expired or (3) with respect to taxable years ending before January 1, 2001), (B) has received any written notice of deficiency or assessment from any Taxing Authority for any material amount of Tax that has not been fully settled or satisfied, or (C) has received any written notice from the IRS or any person to the effect that Parent or any of its Subsidiaries is potentially liable for a material amount of Taxes of another person pursuant to Section 1.1502-6 of the Treasury Regulations by virtue of having been a member of a consolidated group for U.S. Federal income tax purposes (other than as a result of having been a member of the consolidated group in which it is currently a member).

(v) No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to a material amount of taxation by that jurisdiction.

(vi) None of Parent or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(vii) Parent and each of its Subsidiaries have disclosed on their U.S. Federal income Tax Returns all positions taken therein that could give rise to substantial understatement of U.S. Federal income Tax within the meaning of Section 6662 of the Code and have properly prepared all applicable documentation described in Section 6662(e)(3) of the Code and the regulations thereunder.

(viii) Except for representations contained in this Section 3.02(n) and in Sections 3.02(b), (c), (e), (f), (g) and (m), no representations in this Section 3.02 shall be construed as making any representation with respect to Taxes of Parent or any of its Subsidiaries.

(o) Title to Properties. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) Parent and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property that is material to Parent and its Subsidiaries, taken as a whole, free and clear of all Liens, except for minor defects in title, recorded easements, restrictive covenants and similar encumbrances of record; (B) Parent and each of its Subsidiaries has complied with the terms of all leases of real property that is material to Parent and its Subsidiaries, taken as a whole, and all such leases are in full force and effect, enforceable in accordance with their terms against Parent or Subsidiary party thereto and, to the Knowledge of Parent, the counterparties thereto; and (C) neither Parent nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

(p) Intellectual Property.

(i) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) Parent and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (B) no Actions or orders are pending or, to the Knowledge of Parent, have been threatened (including cease and desist letters or requests for a license) in the last year against Parent or its Subsidiaries with regard to any Intellectual Property; (C) the operation of Parent and its Subsidiaries’ businesses as currently conducted does not Infringe the Intellectual Property of any other person and, to the Knowledge of Parent, no person is Infringing Parent’s or any of its Subsidiaries’ Intellectual Property; (D) all registrations and applications for registered Intellectual Property owned or controlled by Parent or any of its Subsidiaries that is or are material to Parent and its Subsidiaries, taken as a whole, are subsisting and unexpired, have not been abandoned or canceled, and to the Knowledge of Parent, are valid and enforceable; (E) Parent and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and have required all persons who were hired by Parent or its Subsidiaries after January 1, 2005 and who create or contribute to material proprietary Intellectual Property to assign all of their rights therein to Parent or its Subsidiaries; and (F) Parent and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no violations of same since January 1, 2007.

(q) Financing. Parent has delivered to the Company true and complete fully executed copies of the commitment letter, dated as of the date hereof, among Parent, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement, and excerpts of those portions of each fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent), have severally agreed and committed to provide the debt financing set forth therein (the “Financing”). The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent, “flex” provisions or other substantive provisions (excluding provisions related solely to fees) regarding the terms and conditions of the Financing other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter and assuming the accuracy in all material respects of the Company’s representations and warranties with respect to the Company and its Subsidiaries, taken as a whole, in Section 3.01 of this Agreement, and assuming compliance by the Company in all material respects with its covenants contained in Section 4.01 of this Agreement, the net proceeds of the Financing, together with other financial resources of Parent including cash on hand and the proceeds of loans under existing revolving credit facilities of Parent on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article I and Article II, and the payment of any debt required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger (including all indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger) (all such debt, the “Required Refinancing Indebtedness”) and of all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letter, under the Commitment Letter, and (ii) assuming the accuracy in all material respects of the Company’s representations and warranties contained in Section 3.01 hereof, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and the payment of the Required Refinancing Indebtedness and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Parent on the Closing Date. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

(r) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(s) Affiliated Transactions. Since January 1, 2008 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries on the one hand, and the Affiliates of Parent on the other hand (other than Parent’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

(t) Voting Requirements. The affirmative vote of holders of a majority in voting power of the shares of Parent Common Stock represented at the Parent Stockholders’ Meeting or any adjournment or postponement thereof (provided, that at least a majority in voting power of the shares of Parent Common Stock are represented in person or by proxy at such meeting or any adjournment or postponement thereof) (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Parent Share Issuance and the other transactions contemplated hereby.

(u) State Takeover Laws; Company Certificate Provisions. No state anti-takeover statute or regulation, nor any takeover-related provision in the Parent Certificate or Parent Bylaws or Merger Sub Certificate or Merger Sub Bylaws, is applicable to the Company, this Agreement, the Voting Agreement or the Merger.

(v) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Blackstone Advisory Services L.P. and J.P. Morgan Securities Inc.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(w) Opinion of Financial Advisors. Parent has received the opinions of Blackstone Advisory Services L.P. and J.P. Morgan Securities Inc., each dated as of the date of this Agreement, to the effect that, as of such date, the Class A Merger Consideration and the Class B Merger Consideration, taken together, to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Letter or as consented to in writing in advance by Parent (such consent not to be unreasonably withheld or delayed) or as otherwise permitted, contemplated or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization and goodwill, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, others having business dealings with it and Governmental Entities having regulatory dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Letter or as otherwise permitted, contemplated or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed):

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its stockholders, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or Tax withholding) by the terms of the Company Stock Plans or any award agreement thereunder or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other of its voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or purchase rights under the ESPP outstanding on the date hereof and in accordance with their terms on the date hereof or permitted to be outstanding under this Section 4.01);

(iii) amend the Company Certificate or the Company Bylaws;

(iv) directly or indirectly acquire (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (B) any assets, rights or properties, except, in each case, for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) purchases of assets in the ordinary course of business, and (3) other acquisitions not exceeding $15 million in the aggregate;

(v) sell, pledge, dispose of, transfer, abandon, lease, license, or otherwise encumber or subject to any Lien any properties, rights or assets of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, except sales, pledges, dispositions, transfers, abandonments, leases, licenses, encumbrances or Liens (A) required to be effected pursuant to Contracts existing as of the date hereof or entered into after the date hereof in compliance with this Agreement, (B) entered into in the ordinary course of business, and (C) of assets or properties of the Company or any of its Subsidiaries having a value not to exceed in the aggregate $25 million for all such actions taken under this clause (C);

(vi)(A) incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money (capital leases shall be treated as indebtedness for borrowed money for purposes of this clause (vi)), or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person (other than the Company and any wholly-owned Subsidiary of the Company), issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person (other than the Company and any wholly-owned Subsidiary of the Company) or enter into any arrangement (including any capital lease) having the economic effect of any of the foregoing, other than the issuance of letters of credit in the ordinary course of business in connection with customer Contracts; (B) redeem, repurchase, prepay, defease or cancel any indebtedness for borrowed money, other than (1) as required in accordance with its terms or (2) in the ordinary course of business; or (C) make any loans or advances to any person (other than the Company and any wholly-owned Subsidiary of the Company), other than loans or advances to customers made in the ordinary course of business;

(vii) make or commit to any new capital expenditure, other than (A) capital expenditures in an aggregate amount not in excess of the Company’s budget for capital expenditures provided to Parent prior to the date of this Agreement and (B) up to $15 million of other capital expenditures made or committed to in connection with the performance of customer or other commercial Contracts entered into in the ordinary course of business;

(viii) except as required by Law or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Actions that are material to the Company and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms of claims, liabilities, obligations or Actions (A) disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or (B) incurred since the date of such financial statements in the ordinary course of business;

(ix)(A) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be a Material Contract, or waive, release or assign any material rights or claims thereunder or (B) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) prevent or materially delay or impair the ability of the Company and its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement, or (2) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;

(x) except as required (A) by applicable Law, (B) to comply with any Company Benefit Plan or other Contract entered into prior to the date hereof or thereafter in accordance with this Section 4.01 or (C) as may be required to avoid adverse treatment under Section 409A of the Code, (1) adopt, enter into, terminate or amend any Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (2) grant any severance or termination pay to, or increase the compensation or fringe benefits of any Company Personnel, except in the ordinary course of business consistent with past practice with respect to Company Personnel who are not Key Personnel, (3) loan or advance any money or other material property to any Company Personnel (4) grant any equity or equity-based awards, (5) allow for the commencement of any new offering periods under any employee stock purchase plans, (6) remove any existing restrictions in any Company Benefit Plans or awards made thereunder, (7) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (8) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or awards made thereunder, or (9) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xi) except as required by applicable law, enter into or modify or amend in any material respect or terminate any collective bargaining agreement with any labor union other than pursuant to customary negotiations in the ordinary course of business;

(xii) except as required by GAAP or as advised by the Company’s regular independent public accountant, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;

(xiii)(A) increase the number of employees of the Company and its Subsidiaries (“Company Employees”), based on the number of Company Employees employed as of the date hereof, other than with respect to (1) employees hired in the ordinary course of business and (2) employees acquired in connection with an acquisition permitted under paragraph (iv) above, (B) enter into an employment agreement with any person with targeted annual cash compensation in excess of $500,000 (other than with respect to employees hired pursuant to offers of employment outstanding on the date hereof or with respect to newly hired employees filling positions that are reasonably and in good faith deemed by the Company to be essential, but in no event, in the aggregate to exceed two people), (C) pay out (or otherwise provide) any employee bonus or incentive compensation that is subject to the achievement of established performance goals where such performance goals are not achieved, or (D) set new bonus or incentive compensation performance targets for any employee, unless such performance targets are set in consultation with Parent;

(xiv) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the Workers Adjustment and Retraining Notification Act (“WARN”) without complying with the notice requirements and all other provisions of WARN;

(xv) authorize or adopt, or publicly propose, a plan of complete or partial liquidation or dissolution of the Company;

(xvi) outside of the ordinary course of the Company’s administration of its Tax matters: adopt or change in any material respect any method of Tax accounting in respect of recognition of income for U.S. Federal income Tax purposes, make or change any material Tax election or file any amended material Tax Return; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(b) of the Parent Disclosure Letter or as consented to in writing in advance by the Company (such consent not to be unreasonably withheld or delayed) or as otherwise permitted, contemplated or required by this Agreement, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization and goodwill, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors, others having business dealings with it and Governmental Entities having regulatory dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(b) of the Parent Disclosure Letter or as otherwise permitted, contemplated or required pursuant to this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed):

(i)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its stockholders and quarterly cash dividends with respect to Parent Common Stock not in excess of $0.0425 per share with usual declaration, record and payment dates, (B) with regard to Parent, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) with regard to Parent, purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required (or permitted in connection with any net share settlement or Tax withholding) by the terms of Parent Stock Plans or any award agreement thereunder or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between Parent or any of its Subsidiaries and any director or employee of Parent or any of its Subsidiaries;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other of its voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (other than (A) the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options or settlement of Parent RSUs, (B) the issuance of Parent Stock Options and Parent RSUs to employees, officers and directors of Parent in the ordinary course of business and (C) in compliance with Section 5.13, in connection with the Financing or any alternative financing);

(iii)(A) amend the Parent Certificate or the Merger Sub Certificate or (B) amend the Parent Bylaws or the Merger Sub Bylaws, in each case of this clause (B), in any manner that would adversely affect the holders of Company Common Stock whose shares are converted into shares of Parent Common Stock at the Effective Time in a manner different from holders of shares of Parent Common Stock prior to the Effective Time;

(iv)(A) directly or indirectly acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership or other business organization or division thereof, or other assets, that in any such case are material to Parent and its Subsidiaries, taken as a whole, or (B) except for sales and dispositions of assets in the ordinary course of business, sell or otherwise dispose of any assets or securities of Parent or its Subsidiaries that are material to Parent and its Subsidiaries, taken as a whole;

(v) except for guarantees by Parent of obligations of its Subsidiaries in the ordinary course of business, incur or otherwise acquire any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries, or enter into any “keep well” or other Contract to maintain any financial statement condition of another person, or enter into any arrangement having the economic effect of any of the foregoing, if, in any such case, the taking of any such action would or would reasonably be expected to prevent, impede or materially delay the availability of the Financing;

(vi) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to prevent or materially delay or impair the ability of Parent and its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement;

(vii) except as required by applicable Law, adopt, enter into, amend or terminate any Parent Pension Plan, Parent Retiree Welfare Plan or nonqualified deferred compensation plan in any manner that would or would reasonably be expected to prevent, impede or delay the availability of the Financing;

(viii) except as required by or permitted by GAAP or as advised by Parent’s regular independent public accountant, make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent;

(ix) authorize or adopt, or publicly propose, a plan of complete or partial liquidation or dissolution of Parent;

(x) outside of the ordinary course of Parent’s administration of its Tax matters: adopt or change in any material respect any method of Tax accounting in respect of recognition of income for U.S. Federal income Tax purposes, make or change any material Tax election or file any amended material Tax Return; or

(xi) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Other Actions. Except as permitted by Sections 4.02 or 4.03, as applicable, the Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(d) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing if, to the Knowledge of the Company or Parent, as applicable (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) or (ii) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 4.02. No Solicitation by the Company.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors, officers or employees shall, and the Company shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly through another person, (i) solicit, knowingly initiate or knowingly encourage, or knowingly facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any agreement with respect to, any Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than Parent) with respect to the Company or any of its Subsidiaries, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a Takeover Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any person other than Parent or any of Parent’s Affiliates, under any such provisions) or (v) authorize any of, or commit or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof in violation of this Section 4.02(a) and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, subject to compliance with this Section 4.02, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the provisions of the Confidentiality Agreement (excluding paragraphs 6 and 7 of the Confidentiality Agreement), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of the Company (acting through the Special Committee, if then in existence) concludes in good faith (after consultation with its outside legal advisors) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

The term “Takeover Proposal” means any inquiry, proposal or offer (or any communication or affirmation in support of any previously made inquiry, proposal or offer) from any third party relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Significant Subsidiary of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each of cases (i) through (iii), other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide proposal or offer from any third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 50% of the assets of the Company and its Subsidiaries (including equity securities of any Subsidiary of the Company), in each case, which the Board of Directors of the Company (acting through the Special Committee, if then in existence) reasonably determines (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation), taking into account all financial, legal, regulatory and other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the person making the proposal or offer to be (i) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed on the terms set forth in the proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall (i) make a Company Adverse Recommendation Change (as defined in Section 5.01(b)); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (other than a confidentiality agreement referred to in Section 4.02(a)) or any tender offer providing for, with respect to, or in connection with, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval and subject to compliance with Section 4.02(d), the Board of Directors of the Company may (A) make a Company Adverse Recommendation Change in response to an Intervening Event if the Board of Directors of the Company (acting through the Special Committee, if then in existence) concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and/or (B) make a Company Adverse Recommendation Change, and take any other action described in the preceding clause (ii), in response to a Superior Proposal if the Board of Directors of the Company (acting through the Special Committee, if then in existence) concludes in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary contained herein, the Board of Directors of the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change unless the Company promptly notifies Parent, in writing, at least three Business Days before taking such action, of its intention to do so and, during such three-Business-Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend this Agreement in such a manner such that the failure by the Board of Directors to take such action would no longer reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. The Company’s notification shall have attached thereto (i) the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror if the Company intends to make a Company Adverse Recommendation Change in response to a Takeover Proposal that constitutes a Superior Proposal or (ii) a description of the Intervening Event if the Company intends to make a Company Adverse Recommendation Change in response to an Intervening Event.

(d)(i) The obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 4.02, (A) the Company shall nevertheless submit this Agreement and the Merger to a vote of its stockholders and (B) the Joint Proxy Statement and any and all accompanying materials (including the proxy card (which shall provide that signed proxies which do not specify the manner in which the shares of Company Common Stock subject thereto are to be voted shall be voted “FOR” adopting this Agreement), the “Proxy Materials”)) shall be identical in form and content to Proxy Materials that would have been prepared by the Company had no Company Adverse Recommendation Change been made, except for appropriate changes to the disclosure in the Joint Proxy Statement stating that such Company Adverse Recommendation Change has been made and provided that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement or the approval of the Merger at the Company Stockholders’ Meeting to the extent that the Board of Directors of the Company (acting through the Special Committee, if then in existence) makes a Company Adverse Recommendation Change.

(e) In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 4.02, the Company shall as promptly as practicable (and in any event within 48 hours after receipt) notify Parent orally and in writing of any Takeover Proposal, such notice to include the identity of the person making such Takeover Proposal and a copy of such Takeover Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Takeover Proposal), including any modifications thereto. The Company shall (x) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Takeover Proposal and (y) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(f) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall the Company or its Board of Directors or any committee thereof (including the Special Committee) take, or agree or resolve to take, any action prohibited by Section 4.02(b).

SECTION 4.03. No Solicitation by Parent.

(a) Parent agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors, officers or employees shall, and Parent shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly through another person, (i) solicit, knowingly initiate or knowingly encourage, or knowingly facilitate, any Parent Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or enter into any agreement with respect to, any Parent Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person (other than the Company) with respect to Parent or any of its Subsidiaries, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 912 of the New York Business Corporation Law (the “BCL”)), or any restrictive provision of any applicable anti-takeover provision in Parent’s certificate of incorporation or by-laws, inapplicable to any transactions contemplated by a Parent Takeover Proposal (and, to the extent permitted thereunder, Parent shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any person other than the Company or any of the Company’s Affiliates, under any such provisions) or (v) authorize any of, or commit or agree to do any of, the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of

Parent or any of its Subsidiaries shall be a breach of this Section 4.03(a) by Parent. Parent shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Parent Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing, at any time prior to obtaining Parent Stockholder Approval, in response to a bona fide written Parent Takeover Proposal that the Board of Directors of Parent determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Parent Superior Proposal, and which Parent Takeover Proposal was not solicited after the date hereof in violation of this Section 4.03(a) and was made after the date hereof and did not otherwise result from a breach of this Section 4.03(a), Parent may, subject to compliance with this Section 4.03, (x) furnish information with respect to Parent and its Subsidiaries to the person making such Parent Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the provisions of the Confidentiality Agreement (excluding paragraphs 6 and 7 of the Confidentiality Agreement), provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Parent Takeover Proposal (and its Representatives) regarding such Parent Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of Parent concludes in good faith (after consultation with its outside legal advisors) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

The term “Parent Takeover Proposal” means any inquiry, proposal or offer (or any communication or affirmation in support of any previously made inquiry, proposal or offer) from any third party relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of Parent) or businesses that constitute 15% or more of the revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Parent or any Significant Subsidiary of Parent, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Parent, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving Parent or any of its Subsidiaries, in each case, pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of Parent or of any resulting parent company of Parent, in each of cases (i) through (iii), other than the transactions contemplated by this Agreement.

The term “Parent Superior Proposal” means any bona fide proposal or offer from any third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 50% of the shares of Parent Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 50% of the assets of Parent and its Subsidiaries (including equity securities of any Subsidiary of Parent), in each case, which the Board of Directors of Parent reasonably determines (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation), taking into account all financial, legal, regulatory and other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms) and the person making the proposal or offer to be (i) more favorable to the stockholders of Parent from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by the Company in response to such offer or otherwise)) and (ii) reasonably capable of being completed on the terms set forth in the proposal.

(b) Neither the Board of Directors of Parent nor any committee thereof shall (i) make a Parent Adverse Recommendation Change; or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (other than a confidentiality agreement referred to in Section 4.03(a)) or any tender offer providing for, with respect to, or in connection with, any Parent Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval and subject to compliance with Section 4.03(d), the Board of Directors of Parent may (A) make a Parent Adverse Recommendation Change in response to an Intervening Event if the Board of Directors of Parent concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and/or (B) make a Parent Adverse Recommendation Change, and take any other action described in the preceding clause (ii), in response to a Parent Superior Proposal if the Board of Directors of Parent concludes in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary contained herein, the Board of Directors of Parent shall not be entitled to exercise its right to make a Parent Adverse Recommendation Change unless Parent promptly notifies the Company, in writing, at least three Business Days before taking such action, of its intention to do so and, during such three-Business Day period, if requested by the Company, Parent shall engage in good faith negotiations with the Company to amend this Agreement in such a manner such that the failure by the Board of Directors to take such action would no longer reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Parent’s notification shall have attached thereto (i) the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror if Parent intends to make a Parent Adverse Recommendation Change in response to a Parent Takeover Proposal that constitutes a Parent Superior Proposal or (ii) a description of the Intervening Event if Parent intends to make a Parent Adverse Recommendation Change in response to an Intervening Event.

(d)(i) The obligation of Parent to call, give notice of, convene and hold the Parent Stockholders’ Meeting and to hold a vote of Parent’s stockholders on the Parent Share Issuance at Parent Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Parent Takeover Proposal (whether or not a Parent Superior Proposal), or by a Parent Adverse Recommendation Change, and (ii) in any case in which Parent makes a Parent Adverse Recommendation Change pursuant to this Section 4.03, (A) Parent shall nevertheless submit the Parent Share Issuance to a vote of its stockholders and (B) the Joint Proxy Statement and any and all accompanying materials (including the proxy card (which shall provide that signed proxies which do not specify the manner in which the shares of Parent Common Stock subject thereto are to be voted shall be voted “FOR” the Parent Share Issuance), the “Parent Proxy Materials”)) shall be identical in form and content to Parent Proxy Materials that would have been prepared by Parent had no Parent Adverse Recommendation Change been made, except for appropriate changes to the disclosure in the Joint Proxy Statement stating that such Parent Adverse Recommendation Change has been made and provided that Parent shall not be obligated to recommend to its stockholders the Parent Share Issuance at the Parent Stockholders’ Meeting to the extent that the Board of Directors of Parent makes a Parent Adverse Recommendation Change.

(e) In addition to the obligations of Parent set forth in paragraphs (a), (b) and (c) of this Section 4.03, Parent shall as promptly as practicable (and in any event within 48 hours after receipt) notify the Company orally and in writing of any Parent Takeover Proposal, such notice to include the identity of the person making such Parent Takeover Proposal and a copy of such Parent Takeover Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Parent Takeover Proposal), including any modifications thereto. Parent shall (x) keep the Company reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Parent Takeover Proposal and (y) provide to the Company as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Parent or any of its Subsidiaries from any person that describes any of the terms or conditions of any Parent Takeover Proposal. Parent shall not, and shall cause Parent’s Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement that prohibits Parent from providing such information to the Company.

(f) Nothing contained in this Section 4.03 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall Parent or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.03(b).

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders’ Meetings.

(a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall jointly prepare and file with the SEC the joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the stockholders of Parent relating to the meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider the Parent Share Issuance and to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy

Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock into which the Parent Convertible Preferred Stock will be convertible. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the Parent Share Issuance, the issuance of the Parent Convertible Preferred Stock and the issuance of the Parent Common Stock upon the conversion of the Parent Convertible Preferred Stock. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will made by Parent or the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock or Parent Convertible Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting on a date as soon as reasonably practicable following the effectiveness of the Form S-4 solely for the purpose of obtaining the Company Stockholder Approval, and, if the Board of Directors of the Company has not made a Company Adverse Recommendation Change or taken any of the actions described in Section 4.02(b)(ii), shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of the Company shall make the Company Recommendation and shall include such Company Recommendation in the Joint Proxy Statement, and shall not (i) withdraw or modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to Parent such recommendation or (ii) make any other public statement in connection with the Company Stockholders’ Meeting inconsistent with such recommendation (any action described in clauses (i) or (ii) being referred to herein as a “Company Adverse Recommendation Change”); provided that the Board of Directors of the Company may make a Company Adverse Recommendation Change pursuant to Section 4.02(b). Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall, consistent with Section 4.02(d), not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal).

(c) Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders’ Meeting on a date as soon as reasonably practicable following the effectiveness of the Form S-4 solely for the purpose of obtaining the Parent Stockholder Approval, and, if the Board of Directors of Parent has not made a Parent Adverse Recommendation Change or taken any of the actions described in Section 4.03(b)(ii), shall take all lawful action to solicit the approval of the Parent Share Issuance by such stockholders. The Board of Directors of Parent shall recommend approval of the Parent Share Issuance by the stockholders of Parent, shall include such recommendation in the Joint Proxy Statement (the “Parent Recommendation”), and shall not (i) withdraw or modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to the Company such recommendation or (ii) make any other public statement in connection with the Parent Stockholders’ Meeting inconsistent with such recommendation (any action described in clauses (i) or (ii) being referred to herein as a “Parent Adverse Recommendation Change”); provided that the Board of Directors of Parent may make a Parent Adverse Recommendation Change pursuant to Section 4.03(b). Without limiting the generality of the foregoing, but subject to the terms of this Agreement, Parent’s obligations pursuant to the first sentence of this Section 5.01(c) shall, consistent with Section 4.03(d), not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Takeover Proposal (whether or not a Parent Superior Proposal).

(d) The parties shall use their reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same day at the same time.

(e) As promptly as practicable after execution of this Agreement (and, in any event, no later than 24 hours thereafter), Parent shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement for purposes of the Merger.

SECTION 5.02. Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law and Contract, each party shall afford to the other party, and to the other party’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating transition planning with employees) during normal business hours and upon reasonable prior notice during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as the other party may from time to time reasonably request, and, during such period, such party shall furnish promptly to the other party (x) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (y) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request. If any of the information or material furnished pursuant to this Section 5.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by either party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(b) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of July 22, 2009 between Parent and the Company (the “Confidentiality Agreement”); provided, however, that the restrictions set forth in Section 6 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement or any proposals or negotiations by or on behalf of a party expressly permitted by this Agreement (including in response to a notice pursuant to Section 4.02(c) or Section 4.03(c)). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

SECTION 5.03. Reasonable Best Efforts; Further Action.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law, (iii) to use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act and any other applicable Antitrust Laws, (iv) to use its reasonable best efforts to defend any Action, whether brought by a Governmental Entity or a third party, challenging the Merger or the other transactions contemplated hereby (provided, that nothing in this clause (iv) shall require any party hereto to agree to any amendment to or waiver under this Agreement), (v) to use its reasonable best efforts to obtain any necessary consents, approvals or waivers from third parties, and (vi) to execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, (A) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (B) “Foreign Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.03(a) and (b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including using reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed). Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition would be reasonably likely to result in not obtaining the applicable clearance, approval or waiver from a Governmental Entity charged with the enforcement of any Antitrust Law with respect to the transactions contemplated by this Agreement.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement on any basis whatsoever, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to defend against, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement (provided, that nothing in this paragraph (d) shall require any party hereto to agree to any amendment to or waiver under this Agreement).

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.03 shall limit (i) a party’s right to terminate this Agreement pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii), as applicable, so long as such party has up to then complied in all material respects with its obligations under this Section 5.03, or (ii) a party’s right to take any action contemplated by Sections 4.02 or 4.03.

SECTION 5.04. Company Stock Options.

(a) Except as otherwise set forth on Schedule 5.04, at the Effective Time, each then outstanding Company Stock Option, whether or not exercisable at the Effective Time, will vest and become immediately exercisable in full and be assumed by Parent. Subject to, and in accordance with, the terms of the applicable Company Stock Plan and award agreement, each Company Stock Option so assumed by Parent under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option (including any applicable award agreement or other document evidencing such Company Stock Option) immediately prior to the Effective Time (other than terms relating to vesting) and be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Class A Common Stock of such Company Stock Option by the Option Exchange Ratio, rounded up to the nearest whole cent.

(b) Company and Parent agree that prior to the Effective Time, Company shall, and shall be permitted under this Agreement to, take all corporate action necessary, including, but not limited to, amending any Company Stock Option, or Company equity award agreement evidencing such award, or Company Stock Plan, (1) to effectuate the provisions of Section 5.04(a) and (2) to the extent applicable, to preclude any automatic or formulaic grant of options, restricted stock units, or other awards thereunder on or after the date hereof. The parties shall use their reasonable best efforts to ensure that the conversion of any Company Stock Options which (A) are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in Section 5.04(a) shall be effected in a manner consistent with Section 424(a) of the Code and (B) shall be effected in a manner intended to avoid the imposition of taxes under Section 409A of the Code.

(c) On the Closing Date, Parent shall register the shares of Parent Common Stock subject to Company Stock Options by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding. Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock subject to Company Stock Options. Following the Closing Date, the Company Stock Plans will be administered by the Compensation Committee of Parent and Parent may grant equity awards under the Company Stock Plans to Company employees who continue employment with Parent or the Surviving Corporation or their Subsidiaries following the Closing Date, to the extent shares are available for grant under any such plan, in accordance with the mergers and acquisitions exemption to the equity compensation plan shareholder approval requirement under the NYSE rules.

(d) Notwithstanding the foregoing, Parent shall not be required to take any of the actions contemplated by this Section 5.04 if, and to the extent that, such action does not comply with the applicable Law of any foreign jurisdiction, and the parties shall agree in good faith prior to the Effective Time on an alternative that is intended to be reasonably comparable, or to take such other action in respect thereof that the parties agree in good faith to be appropriate.

SECTION 5.05. Employee Benefit Arrangements.

(a) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions and take all other actions necessary so that, without any action on the part of any participant in the ESPP or any other person (i) participants in the ESPP shall not be permitted to increase their payroll deductions under the ESPP from those in effect on the date of this Agreement, (ii) no new “Plan Quarter” (as defined in the ESPP) shall start after the Plan Quarter in which the date of this Agreement occurs, and (iii) the ESPP shall be terminated effective immediately prior to the Effective Time.

(b) Company Pension Plans. The Company agrees to take all actions as are reasonably necessary to effectuate the conversion, as of the Closing, of Company Common Stock in any Company stock fund under the Company Pension Plans from Company Common Stock to Parent Common Stock, including, without limitation, making such amendments, if necessary, as may be required by any Company Pension Plan, and establishing, in accordance with the provisions of ERISA and related regulations, such blackout period as may be required by the applicable third party administrator(s) to effectuate the conversion.

(c) Section 280G Calculations. As soon as reasonably practicable following the date of this Agreement, the Company agrees to provide Parent with copies of any documentation as Parent may reasonably request in order to prepare Code Section 280G calculations in connection with any Company Employees.

(d) Non-U.S Employee Notifications. Prior to Closing, the Company agrees to take such reasonable steps as the Company, in good faith (having discussed with the Parent), considers to be necessary in respect of applicable notice or information and consultation requirements regarding any works council, labor agreements and non-U.S. Law with respect to

non-U.S. Company Employees and shall provide to Parent all material details of the information and consultation in respect of the non-U.S. Company Employees pursuant to any applicable works council, labor agreements and non-U.S. Law.

SECTION 5.06. Indemnification, Exculpation and Insurance.

(a) Parent shall, and shall cause the Surviving Corporation to, assume and honor the obligations with respect to all rights to indemnification and exculpation from liabilities as the same exist as of the date hereof, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company Bylaws or any Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms as of the date hereof.

(b) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.06.

(c) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to maintain in effect insurance that is no less favorable to the Insurance Indemnitees than the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (each such person, an “Insurance Indemnitee”) (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable to the Insurance Indemnitees than those of such policy in effect on the date hereof; provided, however, (i) prior to the Effective Time, the Company may substitute therefor and purchase a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the Insurance Indemnitees as the limits, terms and conditions in the existing policies of the Company; or (ii) if the Company does not substitute as provided in clause (i) above, then Parent may (A) substitute therefor policies of Parent, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, containing policy limits, terms and conditions at least as favorable to the Insurance Indemnitees as the limits, terms and conditions in the existing policies of the Company or (B) request that the Company obtain such coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in connection with this Section 5.06(c), neither the Company nor Parent shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of the amount set forth in Section 5.06(c)(i) of the Company Disclosure Letter or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of the annual premiums set forth in Section 5.06(c)(ii) of the Company Disclosure Letter. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Company and Parent shall be obligated to obtain the maximum amount of coverage as may be obtained for such amount.

(d) The provisions of this Section 5.06 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each indemnified party and each Insurance Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 5.07. Public Announcements. Except with respect to any Company Adverse Recommendation Change or Parent Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08. Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock or Parent Convertible Preferred Stock (including derivative securities with respect to Parent Common Stock or Parent Convertible Preferred Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.09. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock (a) to be issued in the Merger, (b) to be reserved for issuance upon exercise of Company Stock Options and (c) to be reserved for issuance upon conversion of the Parent Convertible Preferred Stock to be approved for listing upon the Effective Time on the NYSE, subject to official notice of issuance.

SECTION 5.10. Transaction Litigation. Each party shall give the other party the opportunity to participate in the defense or settlement of any litigation against such first party and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the second party’s prior written consent.

SECTION 5.11. Employee Matters.

(a) For a period commencing on the Effective Time, and ending on December 31, 2011, the employees of the Company and its Subsidiaries, other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation, who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing

Employees”) shall receive compensation and employee benefits, including severance, that, in the aggregate, are no less favorable to the compensation and employee benefits provided to such employees as of the date of this Agreement, except for such changes to the compensation and employee benefits as may be necessary to comply with applicable Law; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are no less favorable in the aggregate.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

(c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Date (i) for purposes of eligibility for vacation, (ii) for purposes of eligibility and participation under any defined contribution retirement plan, health or welfare plan (other than any pension, post-employment health or post-employment welfare plan), (iii) for purposes of eligibility for and vesting of any company matching contributions, and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under any severance plan, except, in each case, to the extent such treatment would result in duplicative benefits.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(e) Notwithstanding the foregoing provisions of this Section 5.11, the provisions of Section 5.11(a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees; provided, however, that prior to December 31, 2011, no changes shall be made to the terms and conditions of each such Continuing Employee’s employment that would give rise to severance obligations under the Laws applicable to such employee (other than the termination of such employee); provided, further, that nothing herein shall restrict Parent’s ability to terminate any Continuing Employee.

(f) The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.11.

SECTION 5.12. Takeover Laws. Each party and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law (including Section 203 of the DGCL and Section 912 of the BCL) or similar Law is or becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Voting Agreement and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise to minimize the effect of such Law on this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

SECTION 5.13. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Financing contemplated by the Commitment Letter (the “Definitive Agreements”), (ii) negotiate and execute the Definitive Agreements on terms and conditions contemplated by the Commitment Letter (including any “flex” provisions thereof) and, upon execution thereof, deliver a copy thereof to the Company, (iii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Commitment Letter and Definitive Agreements that are within its control and comply with its obligations thereunder and not take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the Financing, (iv) take each of the actions required of the Company and its Subsidiaries in paragraphs (b)(i) through (b)(xiii) below with respect to itself and its Subsidiaries, and (v) enforce its rights under the Commitment Letter and Definitive Agreements in the event of a breach or other failure to fund by the Financing Sources that impedes or delays the Closing, including by seeking specific performance of the parties thereunder. In the event that all conditions to the Financing have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and the other persons providing such Financing to fund such Financing on the Closing Date (including by taking enforcement action to cause such lenders and other persons to fund such Financing). Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or the Definitive Agreements, and/or substitute other debt (but not equity financing) for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Agreements that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent to the Financing as set forth in the Commitment Letter, (B) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or (C) provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, less favorable to Parent and the Company than those in the Commitment Letter; provided, further, that Parent shall be entitled to substitute debt securities convertible into Parent Common Stock with the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Parent shall be permitted to reduce the amount of Financing under the Commitment Letter or Definitive Agreements in its reasonable discretion, provided, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent and Merger Sub, including cash on hand and the proceeds of loans under existing revolving credit facilities of Parent, to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of the Required Refinancing Indebtedness), and provided further that such reduction shall not (I) expand upon the conditions precedent to the Financing as set forth in the Commitment Letter, (II) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, or (III) provide for other terms and conditions (including any “flex” provisions) that are, in the aggregate, less favorable to Parent and the Company than those in the Commitment Letter. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of the Required Refinancing Indebtedness), Parent shall use its reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative financing from alternative financing sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (including the repayment of the Required Refinancing Indebtedness), provided, that without the prior written consent of the Company (not to be unreasonably withheld), no such alternative financing (a) shall be equity financing or (b) shall be on terms and conditions (including any “flex” provisions and conditions to funding) that are not, in the aggregate, at least as favorable to Parent and the Company as those in the Commitment Letter. Parent shall give the Company prompt oral and written notice (but in any event not later than 48 hours after the occurrence) of any material breach by any party to the Commitment Letter or Definitive Agreements or of any condition not likely to be satisfied, in each case, of which Parent becomes aware or any termination or waiver, amendment or other modification of the Commitment Letter or Definitive Agreements. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall provide to the Company copies of all documents related to the Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding, “flex” provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the Financing). In the event that Parent commences an enforcement action to enforce its rights under the Commitment Letter or the Definitive

Agreements and/or cause the Financing Sources to fund the Financing (any such action, a “Financing Action”), Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the request of the Company, shall make Parent’s employees and Representatives (other than any of its investment bankers, financial advisors or Financing Sources) reasonably available to discuss the status of, and material developments with respect to, the Financing Action.

(b) The Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to provide, all cooperation reasonably requested by Parent and/or the Financing Sources in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, but not limited to, (i) providing information relating to the Company and its Subsidiaries to the Financing Sources (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Financing by the Financing Sources) to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) assisting in the preparation of documents and materials, including, but not limited to, (A) any customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the Financing, and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts for any of the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries), (v) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) assisting in (A) the preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) as promptly as practicable, furnishing Parent and the Financing Sources with all financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, (ix) using its reasonable best efforts to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to the Parent and/or Merger Sub at the Closing, (x) providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities, (xi) using its reasonable best efforts to ensure that the Financing Sources benefit from the existing lending relationships of the Company and its Subsidiaries, (xii) providing audited consolidated financial statements of the Company covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available, unaudited financial statements (excluding footnotes) for any interim period or periods of the Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date (within 45 days after the end of each such period) and (xiii) cooperating reasonably with Parent’s Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; provided that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (3) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or indemnified by Parent to the reasonable satisfaction of the Company; provided, further, that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members and (II) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Parent (A) shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their Representatives contemplated by this Section 5.13, (B) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any person prior to the Effective Time under, the Financing or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement and (C) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.

(c) In the event that the Commitment Letter or Definitive Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 5.13(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing in accordance with Section 5.13(a)

(including any debt securities or securities convertible into Parent Common Stock, in each case, that reduces the amount of the bridge term loan facility contemplated by the Commitment Letter), each of Parent and the Company shall comply with its covenants in Section 5.13(a) and (b) with respect to the Commitment Letter or Definitive Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

SECTION 5.14. Certain Tax Matters. (a) During the period from the date of this Agreement to the Effective Time:

(i) Parent, Merger Sub and the Company shall (A) use reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (B) neither take any action nor fail to take any action if such action or such failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) Each of Parent and the Company shall promptly notify the other party of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to it or any of its Subsidiaries in respect of any Tax.

(iii) Each of Parent, the Company and their respective Subsidiaries will retain, consistent with its past practice, all material books, documents and records necessary for the preparation of Tax Returns and reports.

(iv) The parties agree to cooperate in making the determinations required to implement Section 1.1502-76 of the Treasury Regulations.

(b) The Company shall deliver to Parent at the Effective Time a certification by the Stockholder Party satisfying the requirements of Section 1.1445-2(b)(2)(i) of the Treasury Regulations certifying that the Stockholder Party is not a “foreign person” within the meaning of Section 1.897-9T(c) of the Treasury Regulations.

(c) Parent has reviewed the representations contained in Section 5.14(c) of the Parent Disclosure Letter and has discussed such representations with Simpson Thacher & Bartlett LLP. As of the date of this Agreement, Parent is able to make such representations and expects to be able to make such representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering the opinions contemplated by Sections 6.02(c) and 6.03(c). Parent shall immediately notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to (i) prevent or impede Parent from making the representations contained in Section 5.14(c) of the Parent Disclosure Letter or (ii) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) The Company has reviewed the representations contained in Section 5.14(d) of the Company Disclosure Letter and has discussed such representations with Cravath, Swaine & Moore LLP. As of the date of this Agreement, the Company is able to make such representations and expects to be able to make such representations at such time or times as may be reasonably requested by counsel, including the effective date of the Form S-4 and the Closing Date, for purposes of rendering the opinions contemplated by Sections 6.02(c) and 6.03(c). The Company shall immediately notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to (i) prevent or impede the Company from making the representations contained in Section 5.14(d) of the Company Disclosure Letter or (ii) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 5.15. Company Cooperation on Certain Matters. After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the parties and integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

SECTION 5.16. Agreements with the Stockholder Party. Without the prior written consent of the Company, prior to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to (a) amend or otherwise modify, or agree to amend or otherwise modify the Voting Agreement or any other Contract between Parent or any of its Subsidiaries, on the one hand, and the Stockholder Party, on the other hand, or (b) enter into, or agree to enter into, any Contract between Parent or any of its Subsidiaries, on the one hand, and the Stockholder Party, on the other hand; provided, however, that this Section 5.16 shall not prohibit, restrict or otherwise limit the ability of Parent or any of its Subsidiaries to take any action described in the foregoing clauses (a) or (b) as part of any negotiations contemplated by Section 4.02(c) in response to a Takeover Proposal.

SECTION 5.17. Debt Tender Offers.

(a) The Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to commence, promptly after the receipt of a written request from Parent to do so, offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of the notes identified on Section 5.17(a) of the Parent Disclosure Letter (collectively, the “Notes”) on the terms and conditions specified by Parent (collectively, the “Debt Offers”), and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Offers shall be conditioned on the completion of the Merger and the Debt Offers shall otherwise be consummated in compliance with applicable Laws and SEC rules and regulations. The Company shall use its commercially reasonable efforts to provide, and to cause its Subsidiaries and their respective Representatives to provide, cooperation reasonably requested by Parent in connection with the Debt Offers. With respect to any series of Notes, if requested by Parent in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall use its commercially reasonable efforts to, to the extent permitted by the indenture and officers’ certificates or supplemental indenture governing such series of Notes (i) issue a notice of optional redemption for all of the outstanding principal amount of Notes of such series pursuant to the requisite provisions of the indenture and officer’s certificate or supplemental indenture governing such series of Notes or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such series pursuant to the applicable provisions of the indenture and officer’s certificate or supplemental indenture governing such series of Notes, and shall redeem or satisfy and/or discharge and/or defease, as applicable, such series in accordance with the terms of the indenture and officer’s certificate or supplemental indenture governing such series of Notes at the Effective Time, provided that no action described in clause (i) or (ii) shall be required to be taken unless it can be conditioned on the occurrence of the Effective Time, and provided, further, that the Company shall use its commercially reasonable efforts to cause the Company’s counsel to provide such legal opinions as may be reasonably requested in connection with any such redemption or satisfaction and discharge. Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary in connection with any such Debt Offer, redemption, satisfaction, discharge or defeasance.

(b) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the actions of the Company and its Subsidiaries and their Representatives contemplated by this Section 5.17, (ii) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not incur any liability to any person prior to the Effective Time with respect to any Debt Offer or redemption, satisfaction, discharge or defeasance of the Notes and (C) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the transactions contemplated by this Section 5.17.

(c) Parent acknowledges and agrees that neither the pendency nor the consummation of any Debt Offer, redemption, satisfaction, discharge or defeasance with respect to the Notes is a condition to Parent’s obligations to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) NYSE Listing. The Parent Common Stock issuable to the stockholders of the Company in the Merger and upon the conversion of the Parent Convertible Preferred Stock and the exercise of the Company Stock Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its

Subsidiaries, or Parent or any of its Subsidiaries, engage in material business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated in the United States or any such foreign jurisdiction that prohibits or makes illegal the consummation of the Merger.

(d) Antitrust Laws; Consents and Approvals. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, all consents required under any other Antitrust Law of the jurisdictions set forth on Section 6.01(d) of the Company Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated and all other consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained, individually or in the aggregate, would have a Parent Material Adverse Effect or a Material Adverse Effect, shall have been obtained.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.01(c), 3.01(d), 3.01(e), 3.01(s), 3.01(t) and 3.01(u) of this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representation and warranty of the Company contained in the first sentence of Section 3.01(h) of this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received from Simpson Thacher & Bartlett LLP, counsel to Parent, a written opinion dated the Closing Date to the effect that for U.S. Federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be “a party to [the] reorganization” within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel to Parent shall be entitled to require and rely upon representations reasonably satisfactory to such counsel and set forth in certificates of officers of Parent, Merger Sub and the Company, including representations substantially similar to those contained in Section 5.14(c) of the Parent Disclosure Letter and Section 5.14(d) of the Company Disclosure Letter hereto.

(d) Financing. The Financing Sources who are parties to the Commitment Letter or Definitive Agreements, as applicable (or, in the event that alternative financing has been arranged, the Financing Sources who have committed to such alternative financing) shall not have declined on the date that would otherwise have been the Closing Date to make the Financing (or such alternative financing) available to Parent primarily by reason of the failure of either or both of the following conditions to funding:

(i) Parent shall have received (A) from Standard & Poor’s, within one week of the Closing Date, a reaffirmation of the corporate credit rating of Parent after giving effect to the Merger and the other transactions contemplated hereby, which shall be BBB- or higher (stable) on the Closing Date and (B) from Moody’s, within one week of the Closing Date, a reaffirmation of the corporate family rating of Parent after giving effect to the Merger and the other transactions contemplated hereby, which shall be Baa3 or higher (stable) on the Closing Date. In addition, the credit ratings (after giving effect to the Merger and the other transactions contemplated hereby (including any issuance of Notes (as defined in the Commitment Letter))), of each issue of notes outstanding on the Closing Date (for the avoidance of doubt, not including the outstanding 8% trust preferred securities) of Parent or any of its Subsidiaries shall be at least BBB- (stable) from Standard & Poor’s and Baa3 (stable) from Moody’s on the Closing Date; or

(ii) since June 30, 2009, there shall not have been a Material Adverse Effect or a Parent Material Adverse Effect.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 3.02(c), 3.02(d), 3.02(e), 3.02(t), 3.02(u) and 3.02(v) of this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representation and warranty of Parent and Merger Sub contained in the first sentence of Section 3.02(h) of this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (iii) all other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. The Company shall have received from Cravath, Swaine & Moore LLP, counsel to the Company, a written opinion dated the Closing Date to the effect that for U.S. Federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be “a party to [the] reorganization” within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel to the Company shall be entitled to require and rely upon representations reasonably satisfactory to such counsel and set forth in certificates of officers of Parent, Merger Sub and the Company, including representations substantially similar to those contained in Section 5.14(c) of the Parent Disclosure Letter and Section 5.14(d) of the Company Disclosure Letter hereto.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the nine month anniversary of the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date;

(ii) if a Governmental Entity of competent jurisdiction that must grant an approval of the Merger has denied approval of the Merger and such denial has become final and nonappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 7.01(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of such action;

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iv) if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured by the Company by the Outside Date;

(d) by the Company if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent or Merger Sub by the Outside Date;

(e) by the Company, prior to the time at which the Parent Stockholder Approval has been obtained, in the event that (i) a Parent Adverse Recommendation Change (or any action by any committee of the Board of Directors of Parent which, if taken by the full Board of Directors of Parent, would be a Parent Adverse Recommendation Change) shall have occurred; (ii) Parent shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 4.03 or 5.01(c) (excluding, in each case, inadvertent breaches or failures that are capable of being cured and that are cured within three Business Days following receipt of written notice of such breach of failure from the Company if the Company provides such notice); (iii) Parent or its Board of Directors (or any committee thereof) shall approve or recommend, or enter into or allow the Parent or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract with respect to, a Parent Takeover Proposal; or (iv) Parent or its Board of Directors (or any committee thereof) shall publicly propose or announce its intentions to do any of actions specified in this Section 7.01(e).

(f) by Parent, prior to the time at which the Company Stockholder Approval has been obtained, in the event that (i) a Company Adverse Recommendation Change (or any action by any committee of the Board of Directors of the Company (including the Special Committee) which, if taken by the full Board of Directors of the Company, would be a Company Adverse Recommendation Change) shall have occurred; (ii) the Company shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 4.02 or Section 5.01(b) (excluding, in each case, inadvertent breaches or failures that are capable of being cured and that are cured within three Business Days following receipt of written notice of such breach of failure from Parent if Parent provides such notice); (iii) the Company or its Board of Directors (or any committee thereof (including the Special Committee)) shall approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract with respect to, a Takeover Proposal, or (iv) the Company or its Board of Directors (or any committee thereof (including the Special Committee)) shall publicly propose or announce its intentions to do any of actions specified in this Section 7.01(f).

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the last two sentences of Section 5.02(a), the second sentence of Section 5.02(b), the provisions of Section 5.13 regarding reimbursement of expenses and indemnification and limitations on liability, this Section 7.02, Section 7.03 and Article VIII, which provisions shall survive such termination indefinitely; provided, however, that no such termination shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

SECTION 7.03. Fees and Expenses.

(a) Except as provided in this Section 7.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Form S-4 and the Joint Proxy Statement and in connection with notices or other filings with any Governmental Entities under any Antitrust Laws shall be shared equally by Parent and the Company.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(f)(i) or Section 7.01(f)(iii) then the Company shall pay Parent a fee in the amount equal to $194 million (the “Company Termination Fee”) by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(e)(i) or Section 7.01(e)(iii) then the Parent shall pay to the Company a fee in the amount equal to $235 million (the “Parent Termination Fee”) by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement. In the event that the Parent Stockholder Approval is not obtained upon a vote taken thereon at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof, then Parent shall pay to the Company a fee in the amount equal to $65 million (the “Vote Down Fee”) by wire transfer of same-day funds on the second Business Day following the date of such meeting or adjournment or postponement thereof. If the Vote Down Fee is paid by Parent to the Company, then the Parent Termination Fee, if any, that is later paid by Parent to the Company shall be reduced by the amount of the Vote Down Fee previously paid.

(d) In the event that after the date hereof, (i) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (ii) thereafter this Agreement is terminated pursuant to Section 7.01(b)(i), 7.01(b)(iii), 7.01(c) (with respect to breaches of covenants, but not representations and warranties), 7.01(f)(ii) or 7.01(f)(iv), and (iii) within 12 months after any such termination referred to in clause (ii) above, the Company enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is (x) made before or after termination of this Agreement or (y) is the same Takeover Proposal referred to in clause (i) above), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same day funds, on the date of the first to occur of such event(s) referred to above in this clause (iii); provided, however, that for purposes of the definition of “Takeover Proposal” in this Section 7.03(d), references to “15%” shall be replaced by “50%.”

(e) In the event that after the date hereof, (i) a Parent Takeover Proposal shall have been made to Parent or shall have been made directly to the stockholders of Parent generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Parent Takeover Proposal, (ii) thereafter this Agreement is terminated pursuant to Section 7.01(b)(i), 7.01(d) (with respect to breaches of covenants, but not representations and warranties) 7.01(e)(ii), or 7.01(e)(iv), and (iii) within 12 months after any such termination referred to in clause (ii) above, Parent enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Parent Takeover Proposal (regardless of whether such Parent Takeover Proposal is (x) made before or after termination of this Agreement or (y) is the same Parent Takeover Proposal referred to in clause (i) above), then Parent shall pay to the Company the Parent Termination Fee, less the amount of any Vote Down Fee previously paid by Parent to the Company, by wire transfer of same day funds, on the date of the first to occur of such event(s) referred to above in this clause (iii); provided, however, that for purposes of the definition of “Parent Takeover Proposal” in this Section 7.03(e), references to “15%” shall be replaced by “50%.”

(f) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) and all of the conditions to Closing set forth in Article VI (other than (i) the condition set forth in Section 6.02(d) and (ii) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (ii), which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination, then Parent shall pay to the Company a fee in the amount equal to $323 million the (“Reverse Breakup Fee” and, together with the Company Termination Fee, the Parent Termination Fee and the Vote Down Fee, the “Termination Fees”) (which fee shall be payable within two (2) Business Days after such termination); provided, however, that no Reverse Breakup Fee shall be payable to the Company pursuant to this Section 7.03(f) if the failure of the condition set forth in Section 6.02(d) to be satisfied was a result of a Material Adverse Effect.

(g) Each party agrees that notwithstanding anything in this Agreement to the contrary (including Section 7.02), in the event that any Termination Fee is paid to a party in accordance with this Section 7.03, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its Subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates for, and in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Termination Fee in accordance with this Section 7.03, neither the party paying such fee, nor any Representative or Affiliate of such party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby; provided that nothing in this Section 7.03(f) shall limit the Company’s right to the Parent Termination Fee, less the amount of any Vote Down Fee, under Section 7.03(e) to the extent that only a Vote Down Fee has been paid to the Company.

(h) The Company and Parent acknowledge and agree that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly if either the Company or Parent fails promptly to pay any amount due pursuant to this Section 7.03, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for any Termination Fee the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 7.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company.

SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval; provided, however, that (i) after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company or further approval by the stockholders of Parent, as applicable, without such approval having been obtained, (ii) no amendment shall be made to this Agreement (including Section 5.06) after the Effective Time and (iii) except as provided by applicable Law, no amendment of this Agreement shall require the approval of the stockholders of either Parent or the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Except as provided by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.06. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment or waiver of this Agreement pursuant to Section 7.04 or Section 7.05 shall, in order to be effective, require, in the case of Parent, the Company and Merger Sub, action by its Board of Directors or a duly authorized committee thereof (including, in the case of the Company, the Special Committee). Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either the Company or Parent.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by telecopy (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Xerox Corporation

45 Glover Avenue

Norwalk, CT 06856

Fax: (203) 849-5134

Attention: Chief Financial Officer

with a copy to:

Xerox Corporation

45 Glover Avenue

Norwalk, CT 06856

Fax: (203) 849-5152

Attention: General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax: (212) 455-2502

Attention: Mario Ponce

if to the Company, to:

Affiliated Computer Services, Inc.

2828 North Haskell

Dallas, TX 75204

Fax: (214) 826-2716

Attention: Lynn Blodgett, President and Chief Executive Officer

with a copy to:

Affiliated Computer Services, Inc.

2828 North Haskell

Dallas, TX 75204

Fax: (214) 843-5746

Attention: Tas Panos, General Counsel

and:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Fax: (212) 474-3700

Attention: James C. Woolery

                 Minh Van Ngo

and:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110-2624

Fax: (617) 235-0015

Attention: David C. Chapin

Notices shall be deemed given upon receipt.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

(b) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(c) “Company Personnel” means any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(d) “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the Definitive Agreements) relating thereto.

(e) “Hazardous Materials” means (i) petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (ii) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under or that is prohibited, limited or regulated by or pursuant to any Laws related to human health and safety or to the environment.

(f) “Intervening Event” means, with respect either party, a material event or circumstance that was not known to the Board of Directors of such party on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such Board of Directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of such party prior to the time at which such party receives the Company Stockholder Approval or Parent Stockholder Approval, as applicable; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(g) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with targeted annual cash compensation in excess of $500,000.

(h) “Knowledge” means, with respect to any matter in question, the actual knowledge of (i) with respect to the Company, those individuals listed in Section 8.03(h) of the Company Disclosure Letter, and (ii) with respect to Parent, those individuals listed in Section 8.03(h) of the Parent Disclosure Letter.

(i) “Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that (i) is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate; (B) changes in the industries in which the Company and its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (D) any change attributable to the negotiation, execution or announcement of the Merger; and (E) compliance with the terms of, or the taking of any action required by, this Agreement or (ii) is or would reasonably be expected to impair in any material respect the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(j) “Option Exchange Ratio” means the number equal to the sum of (I) the Class A Stock Consideration plus (II) the number obtained by dividing (1) the Class A Cash Consideration by (2) the per share closing price of Parent Common Stock on the NYSE on the last trading day immediately prior to the Closing Date, as such price is reported on the screen entitled “Comp/CLOSE/PRICE” on Bloomberg (or such other source as the parties shall agree in writing).

(k) “Parent Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that (i) is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided that a Parent Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate; (B) changes in the industries in which Parent and its Subsidiaries operate, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (D) any change attributable to the negotiation, execution or announcement of the Merger; and (E) compliance with the terms of, or the taking of any action required by, this Agreement or (ii) is or would reasonably be expected to impair in any material respect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(l) “Parent Personnel” means any current or former officer, employee, director or consultant of Parent or any of its Subsidiaries.

(m) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(n) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

(o) “Representatives” means, with respect to any person, such person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor, Financing Source (in the case of Parent), attorney, accountant or other advisor, agent, representative or controlled Affiliate.

(p) A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Letter and the Parent Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

SECTION 8.06. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement, the Voting Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer upon any person other than the parties hereto any legal or equitable rights or remedies. Notwithstanding the foregoing clause (b):

(i) Following the Effective Time, each holder of Company Common Stock shall be entitled to enforce the provisions of Article II to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article II.

(ii) Prior to the Effective Time, each holder of Company Common Stock shall be a third party beneficiary of this Agreement for the purpose of pursuing claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such holder) under this Agreement in the event of a failure by Parent or Merger Sub to effect the Merger as required by this Agreement or a material breach by Parent or Merger Sub that contributed to a failure of any of the conditions to Closing from being satisfied. The rights granted pursuant to clause (ii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the holders of Company Common Stock, and any amounts received by the Company in connection therewith may be retained by the Company.

(iii) Following the Effective Time, the provisions of Section 5.06 shall be enforceable by each indemnified party described therein and each Insurance Indemnitee and his or her heirs.

(iv) The provisions of Section 7.03(g) shall be enforceable by each Representative and Affiliate of a party and its successors and assigns.

(v) The provisions of Section 8.09(b) shall be enforceable by each Financing Source and its successors and assigns.

SECTION 8.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.09. Specific Enforcement; Consent to Jurisdiction.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. For the avoidance of doubt, in the event that Section 7.03(g) becomes operative, any Termination Fee paid in accordance with Section 7.03 shall be the sole and exclusive remedy of the other party to the extent set forth in Section 7.03(g).

(b) In addition, each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 8.02. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Without limiting other means of service of process permissible under applicable Law, each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby, including but not limited to any dispute arising out of or relating to the Commitment Letter or the performance thereof. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

XEROX CORPORATION

By:	/s/ Ursula M. Burns
Name:	Ursula M. Burns
Title:	Chief Executive Officer

BOULDER ACQUISITION CORP.

By:	/s/ Ursula M. Burns
Name:	Ursula M. Burns
Title:	Chairman, President and Chief Executive Officer

AFFILIATED COMPUTER SERVICES, INC.

By:	/s/ Lynn Blodgett
Name:	Lynn Blodgett
Title:	Chief Executive Officer